Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

dated as of April 7, 2016

among

THE GOODYEAR TIRE & RUBBER COMPANY,

as Borrower,

The LENDERS Party Hereto,

The ISSUING BANKS Party Hereto,

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

BNP PARIBAS,

CITIBANK N.A.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

WELLS FARGO BANK, N.A.,

as Syndication Agents and Documentation Agents,

CAPITAL ONE, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION,

MUFG UNION BANK, N.A.,

as Senior Managing Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

BNP PARIBAS SECURITIES CORP.,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO BANK, N.A.,

as Joint Lead Arrangers

and Joint Bookrunners

IMPORTANT NOTE:

EACH PARTY HERETO MUST EXECUTE THIS CREDIT AGREEMENT OUTSIDE THE REPUBLIC OF AUSTRIA AND EACH LENDER MUST BOOK ITS LOAN AND RECEIVE ALL PAYMENTS OUTSIDE THE REPUBLIC OF AUSTRIA. TRANSPORTING OR SENDING THE ORIGINAL OR ANY CERTIFIED COPY OF THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY NOTICE OR OTHER COMMUNICATION (INCLUDING BY EMAIL OR OTHER ELECTRONIC TRANSMISSION) INTO OR FROM THE REPUBLIC OF AUSTRIA MAY RESULT IN THE IMPOSITION OF AN AUSTRIAN STAMP DUTY ON THE CREDIT FACILITY PROVIDED FOR HEREIN, WHICH MAY BE FOR THE ACCOUNT OF THE PARTY WHOSE ACTIONS RESULT IN SUCH IMPOSITION. COMMUNICATIONS REFERENCING THIS CREDIT AGREEMENT SHOULD NOT BE ADDRESSED TO RECIPIENTS IN, OR SENT BY PERSONS LOCATED IN, THE REPUBLIC OF AUSTRIA AND PAYMENTS SHOULD NOT BE MADE TO BANK ACCOUNTS IN THE REPUBLIC OF AUSTRIA. SEE ALSO SECTION 9.18 AND A MEMORANDUM FROM AUSTRIAN COUNSEL FOR THE GOODYEAR TIRE & RUBBER COMPANY WHICH IS AVAILABLE UPON REQUEST FROM THE ADMINISTRATIVE AGENT.

SCHEDULES:

Schedule 1.01A — Consent Subsidiaries

Schedule 1.01B — Mortgaged Properties

Schedule 1.01C — Senior Subordinated-Lien Indebtedness

Schedule 1.01D — Principal Goodyear Trademarks

Schedule 2.01    — Commitments

Schedule 3.08(b) — Defined Benefit CPP

Schedule 3.10(b) — Mortgaged Properties

EXHIBITS:

Exhibit A — Form of Borrowing Request

Exhibit B — Form of Interest Election Request

Exhibit C — Form of Promissory Note

Exhibit D — Form of Assignment and Assumption

Exhibit E — Form of Borrowing Base Certificate

Exhibit F — Form of Restatement Date Perfection Certificate

Exhibit G — Form of Reaffirmation Agreement

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT dated as of April 7, 2016 (this “Agreement”), among THE GOODYEAR TIRE & RUBBER COMPANY; the LENDERS party hereto; the ISSUING BANKS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.

The Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) in order to continue the revolving credit facility provided for therein and to extend credit in the form of revolving Loans and Letters of Credit in an aggregate principal or stated amount not in excess of $2,000,000,000 at any time outstanding. The Lenders are willing to continue such revolving credit facility, and to amend and restate the Existing Credit Agreement in the form hereof, upon the terms and subject to the conditions set forth herein. The proceeds of Borrowings hereunder will be used for working capital and general corporate purposes of the Borrower and the Subsidiaries. Letters of Credit will be used for general corporate purposes of the Borrower and the Subsidiaries.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Access Agreement” means a written agreement granting access rights with respect to any Accounts or Inventory of the Borrower or any of the other Grantors located at any third party location, in form and substance reasonably satisfactory to the Administrative Agent.

“Account” has the meaning specified in the UCC.

“Account Control Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Account Debtor” means the Person who is primarily obligated under, with respect to or on account of an Account.

“Accounts Receivable Reserves” means, on any date, an amount (calculated in accordance with the current and historical accounting practices of the Borrower) equal to the sum of reserves for volume rebates, cash discounts, Federal excise taxes and warranties maintained on the Borrower’s general ledger with respect to Eligible Accounts Receivable and the Canadian Priority Payables Reserve, to the extent applicable to Eligible Accounts Receivable, in each case without duplication of any amounts that are included in the Dilution Factors for such period or excluded from the value of Eligible Accounts Receivable pursuant to the definition thereof, and each such reserve to be subject to adjustment by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives. Any such adjustment by the Administrative Agent or the Majority Lenders shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such adjustment, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice.

“Additional Assets” means:

(a) any property or assets (other than Indebtedness and Capital Stock) to be used by the Borrower or a Restricted Subsidiary;

(b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or

(c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (b) or (c) above is primarily engaged in a Permitted Business.

“Additional Inventory Reserves” means, on any date, an amount equal to the sum of the following reserves established by the Administrative Agent with respect to Eligible Inventory, without duplication of any deductions made pursuant to the definitions of “Eligible Inventory”, “Inventory Reserves” and “Inventory Value”:

(a) a reserve for “slow moving” Eligible Inventory equal to 75% of the amount in excess of a 12 month supply on hand;

(b) a reserve for private label Eligible Inventory relating to the North America Tire Division;

(c) a reserve for freight, duties and insurance for Eligible Inventory representing in transit Inventory equal to $5,000,000;

(d) a reserve for shrink or discrepancies that arise pertaining to Eligible Inventory quantities on hand between the Borrower’s perpetual accounting system and physical counts of the Eligible Inventory which will be equal to the amount of any such discrepancy, if any, that is in excess of 2.0%; and

(e) any other reserve as deemed appropriate by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives.

The reserves described in clauses (a), (b), (c), (d) and (e) above shall be subject to adjustment (and, in the case of clause (e), establishment) by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives. Any such adjustment or the establishment of a reserve pursuant to clause (e) by the Administrative Agent or the Majority Lenders shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such adjustment or reserve, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice.

“Adjusted Eligible Accounts Receivable” means, on any date, an amount equal to (a) Eligible Accounts Receivable minus (b) the sum of, without duplication, (i) the Dilution Reserve and (ii) the Accounts Receivable Reserves.

“Adjusted Eligible Finished Goods” means, on any date and with respect to any division of the Borrower, an amount equal to (a) Eligible Finished Goods relating to such division minus (b) the Inventory Reserves with respect to the Eligible Inventory included in such Eligible Finished Goods minus (c) the Additional Inventory Reserves with respect to the Eligible Inventory included in such Eligible Finished Goods.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning set forth in Section 6.05(a).

“Agents” means the Administrative Agent and the Collateral Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate for dollar deposits with a maturity of one month in the London interbank market at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and other anti-bribery or anti-corruption laws in effect in jurisdictions in which the Borrower and the Subsidiaries do business.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have been terminated, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” shall mean, for any day, with respect to (a) any Loan or (b) the Commitments, the applicable rate per annum set forth under the appropriate caption in the table below, in each case based upon the Reference Availability (as defined below) then in effect, except (x) on or prior to the last day of the first full fiscal quarter ending after the Restatement Date, the Applicable Rate shall be determined by reference to Category 1 and (y) notwithstanding clause (x), if an Event of Default shall have occurred under clause (a), (b), (h) or (i) of Section 7.01 or as a result of a breach of Section 5.09(a) (for so long as a new Borrowing Base Certificate has not been delivered) or 6.09 and shall then be continuing, the Applicable Rate shall be determined by reference to Category 2 in the table below:

Reference Availability :	Eurodollar Spread	ABR Spread	Commitment Fee

Category 1

>$1,000,000,000	1.250%	0.250%	0.300%

Category 2

≤$1,000,000,000	1.500%	0.500%	0.250%

The “Reference Availability” for each day shall be the amount determined by the Administrative Agent as of the second Business Day (the “Applicable Delivery Date”) following the then most recent delivery of a Borrowing Base Certificate to be the average of the Available Commitments as of the end of each of the 30 consecutive days immediately preceding the Applicable Delivery Date. Solely for purposes of determining the Reference Availability, Available Cash for any day during any applicable period shall be the Available Cash specified on the most recent certificate delivered under Section 5.09(a) or (b) specifying Available Cash.

“Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or by an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce Fenner & Smith Incorporated and Wells Fargo Bank, N.A., each as Joint Lead Arranger and Joint Bookrunner, for the credit facilities established by this Agreement.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary);

(b) all or substantially all the assets of any division or line of business of the Borrower or any Restricted Subsidiary; or

(c) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary;

other than, in the case of clauses (a), (b) and (c) above,

(1) a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(2) for purposes of Section 6.04 only, a disposition subject to Section 6.02;

(3) a disposition of assets with a Fair Market Value of less than $20,000,000;

(4) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) to a Receivables Entity;

(5) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction; and

(6) any Specified Asset Sale.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of (i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (ii) the Attributable Debt determined assuming no such termination.

“Availability Period” means the period from and including the Restatement Date to but excluding the earlier of (a) the Commitment Termination Date and (b) any other date on which the Commitments have been terminated.

“Available Cash” means, with respect to any date, the aggregate amount of cash and Temporary Cash Investments held on such date by the Borrower and the Subsidiary Guarantors, other than cash and Temporary Cash Investments (a) held in accounts outside the United States of America and Canada, (b) to the extent subject to any Lien (other than Liens permitted pursuant to Section 6.06(t)) securing Indebtedness or other obligations or to any other restriction on availability or (c) to the extent included in the Borrowing Base pursuant to clause (d) of the definition of “Borrowing Base”.

“Available Commitments” means, at the time of any determination, an amount equal to Available Cash plus the difference between (a) the lesser of (i) the Borrowing Base and (ii) the aggregate amount of the Commitments in effect at such time minus (b) the aggregate amount of the Credit Exposures at such time.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

“Bail-in Action” has the meaning set forth in Section 9.21.

“Bank Indebtedness” means all obligations under the U.S. Bank Indebtedness and European Bank Indebtedness.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower or any committee thereof duly authorized to act on behalf of the board of directors of the Borrower.

“Borrower” means The Goodyear Tire & Rubber Company, an Ohio corporation.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at the time of any determination, an amount equal to the sum, without duplication, of:

(a) 85% of Adjusted Eligible Accounts Receivable,

(b) (i) if the Effective Advance Rate is equal to or greater than the percentage equal to 85% of the Recovery Rate, 85% multiplied by the Recovery

Rate multiplied by the Inventory Value of all Inventory of the Borrower and each other Grantor or (ii) if the Effective Advance Rate is less than the percentage equal to 85% of the Recovery Rate, (A) the sum of (x) 40% of Eligible Raw Materials plus (y) 70% of Adjusted Eligible Finished Goods relating to the North American Tire Division, the Retail Division and Wingfoot, respectively, plus (z) 40% of Eligible Work in Process minus (B) the Rent Reserve, minus (C) the Priority Payables Reserve minus (D) the Canadian Priority Payables Reserve, to the extent applicable to Inventory (the amount in clause (ii) collectively, the “Inventory Advance Amount”),

(c) the lesser of (i) (A) if the Borrower shall have elected to have the net orderly liquidation value of the Principal Goodyear Trademarks appraised by a third party appraiser selected by the Administrative Agent and the Borrower and engaged by the Administrative Agent, and such net orderly liquidation value shall have been determined by such appraiser and set forth in a notice delivered to the Administrative Agent, 50% of the net orderly liquidation value of the Principal Goodyear Trademarks, as determined by such appraiser, or (B) if the Borrower shall not have elected to have the net orderly liquidation value of the Principal Goodyear Trademarks appraised as provided in the preceding clause (A), or if the Borrower shall have so elected but the net orderly liquidation value of the Principal Goodyear Trademarks shall not yet have been determined by the appraiser and set forth in a notice delivered to the Administrative Agent, $300,000,000, and (ii) the maximum amount that would not result in the amount referred to in this clause (c) exceeding 25% of the amount of the Borrowing Base (determined including the amount referred to in this clause (c) but excluding the amount referred to in clause (d) below) and

(d) the lesser of (i) Eligible Cash minus the Canadian Priority Payables Reserve, to the extent applicable to Eligible Cash, and (ii) $200,000,000.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on the Restatement Date or pursuant to Section 5.09, as applicable. Subject to the provisions of Section 9.02(b)(viii), (x) standards of eligibility and reserves relating to the components of the Borrowing Base may be revised and adjusted from time to time by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives and (y) adjustments to the amounts and limits in clauses (c) and (d) of this definition may be made by written agreements entered into by the Borrower and the Administrative Agent. Any such revision or adjustment by the Administrative Agent or the Majority Lenders pursuant to clause (x) above shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such revision or adjustment, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice.

“Borrowing Base Availability” means, at the time of any determination, an amount equal to the lesser of the Borrowing Base at such time and the aggregate amount of the Commitments at such time.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be reasonably requested by the Administrative Agent from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified on behalf of the Borrower as accurate and complete in all material respects by a Financial Officer of the Borrower, which shall include appropriate exhibits, schedules, supporting documentation and additional reports as (a) outlined in Exhibit E hereto, (b) reasonably requested by the Administrative Agent and (c) provided for in Section 5.09.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 in substantially the form of Exhibit A hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party having employees in Canada.

“Canadian Dollars” refers to lawful money of Canada.

“Canadian Pension Plans” means each plan which is a registered pension plan within the meaning of the Income Tax Act (Canada).

“Canadian Priority Payables Reserve” means, at any time, the full amount, without duplication, of the liabilities at such time which have a trust imposed to provide for payment thereof or a security interest, Lien or charge ranking or capable of ranking, in each case senior to or pari passu with the Liens created under the Security Documents under Canadian federal, provincial, territorial, county, municipal or local law with respect to claims for goods and services taxes, sales tax, income tax, workers’ compensation obligations, vacation pay, wages or pension fund obligations.

“Canadian Security Agreements” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Capitalized Lease Obligations” means, subject to Section 1.05, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP (or a finance lease upon adoption by the Borrower of ASU No. 2016-02, Leases (Topic 842)), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record (other than in the case of The Depository Trust Company or any other clearing agency, in its capacity as record holder of any Capital Stock for other Persons that are the beneficial owners of such Capital Stock), by any Person or group (within the meaning of the Exchange Act and the rules of the United States Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) directors on the Restatement Date or nominated or approved prior to their election by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this definition, with respect to all requests, rules, guidelines or directives adopted or issued pursuant to or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, the date of this Agreement shall be deemed to be December 31, 2015; provided further that no act, event or circumstance referred to in clause (a), (b) or (c) of this definition shall be deemed to have occurred prior to the date of this Agreement as a result of the applicable law, rule, regulation, interpretation, application, request, guideline or directive having been adopted, made or issued under the general authority of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III or any other law or multinational supervisory agreement in effect prior to the date hereof.

“Charges” has the meaning set forth in Section 9.13.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and rights that secure any of the Obligations pursuant to the Security Documents.

“Collateral Agent” means JPMCB, in its capacity as collateral agent for the Lenders and the other Secured Parties under the Guarantee and Collateral Agreement and the other Security Documents.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum permitted aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 9.02(c) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $2,000,000,000.

“Commitment Termination Date” means (x) the first to occur of (a) April 7, 2021, and (b) the date that is 60 days prior to the date of the Stated Maturity of the Indebtedness under the Second Lien Agreement if, as of the last Business Day of the calendar month ending most recently prior to such date, the aggregate outstanding principal amount of the Indebtedness under the Second Lien Agreement is not less than the sum of (i) Available Cash (determined, solely for purposes of determining the Commitment Termination Date, without giving effect to clause (a) of the definition of “Available Cash” ) plus (ii) the difference between (A) the lesser of (1) the Borrowing Base and (2) the aggregate amount of the Commitments in effect at such time minus (B) the aggregate amount of the Credit Exposures at such time, or (y) as to any Commitments or Loans that are subject to an extension pursuant to Section 2.18, any later date to which the Commitment Termination Date in respect thereof shall have been extended pursuant to an Extension Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consent Subsidiary” means (a) any Subsidiary listed on Schedule 1.01A and (b) any Subsidiary not on Schedule 1.01A or formed or acquired after the Restatement Date, in respect of which (A) the consent of any Person other than the Borrower or any Wholly Owned Subsidiary is required by applicable law or the terms of any organizational document of such Subsidiary or other agreement of such Subsidiary or any Affiliate of such Subsidiary in order for such Subsidiary to execute the Guarantee and Collateral Agreement as a Grantor or a Subsidiary Guarantor and perform its obligations thereunder, or in order for Capital Stock of such Subsidiary to be pledged under the Security Documents, as the case may be, and (B) the Borrower has endeavored in good faith to obtain such consents, and such consents shall not have been obtained. Notwithstanding the foregoing, no Subsidiary shall be a Consent Subsidiary at any time that it is a guarantor of, or has provided any collateral to secure, Indebtedness for borrowed money of the Borrower, and any Consent Subsidiary (including a Consent Subsidiary listed in Schedule 1.01A) that at any time ceases to meet the test set forth in clause (A) shall cease to be a Consent Subsidiary. No Subsidiary shall be a Consent Subsidiary if it is (i) a Guarantor or a Grantor under the Second Lien Guarantee and Collateral Agreement, (ii) a US Guarantor under the European Guarantee and Collateral Agreement or a “Subsidiary Guarantor” (that is organized under the laws of the United States or Canada or any of their respective states, provinces, territories or possessions or any political subdivision of any thereof) under the GDTE Notes Indenture, (iii) a “Subsidiary Guarantor” under the 2012 Indenture, the 2013 Indenture or the 2015 Indenture or (iv) a Subsidiary of the Borrower that Guarantees any obligations arising under an indenture or any other document governing Material Indebtedness of the Borrower entered into after the date hereof.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements have been filed with the SEC to

(2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(A) if the Borrower or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

(B) if the Borrower or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Borrower or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

(C) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

(D) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Borrower or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X, as it may be amended or replaced from time to time, promulgated by the SEC.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Borrower and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction that does not result in a Capitalized Lease Obligation;

(2) amortization of debt discount and debt issuance costs;

(3) capitalized interest;

(4) noncash interest expense;

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Borrower or any Restricted Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee;

(7) net payments made pursuant to Hedging Obligations in respect of interest expense (including amortization of fees);

(8) dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Borrower, in each case held by Persons other than the Borrower or a Restricted Subsidiary;

(9) interest Incurred in connection with investments in discontinued operations; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust;

and less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs; provided, however, that for any financing consummated after the Restatement Date, the aggregate amount of amortization relating to any such capitalized financing costs in respect of any such financing that is deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of such financing.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the limitations contained in clause (d) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (c) below);

(2) the Borrower’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary;

(b) any net income (or loss) of any Person acquired by the Borrower or a Subsidiary of the Borrower in a pooling of interests transaction for any period prior to the date of such acquisition;

(c) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower (but, in the case of any Foreign Restricted Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Borrower from such Foreign Restricted Subsidiary

(with the amount of cash readily procurable from such Foreign Restricted Subsidiary being determined in good faith by a Financial Officer of the Borrower) pursuant to intercompany loans, repurchases of Capital Stock or otherwise), except that:

(1) subject to the limitations contained in clause (d) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause); and

(2) the net loss of any such Restricted Subsidiary for such period shall not be excluded in determining such Consolidated Net Income;

(d) any gain (or loss) realized upon the sale or other disposition of any asset of the Borrower or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(e) any extraordinary gain or loss; and

(f) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of Section 6.02 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 6.02(a)(3)(iv).

“Consolidated Revenue” means, for any period, the revenues for such period, determined in accordance with GAAP, of the Borrower and the Subsidiaries the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the total assets, determined in accordance with GAAP, of the Borrower and the Subsidiaries the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements in accordance with GAAP.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Borrower, the accounts of each of the Restricted Subsidiaries with those of the Borrower and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement, the Issuing Bank Agreements, any Extension Agreements, any letter of credit applications referred to in Section 2.03(a), any promissory notes delivered pursuant to Section 2.07(e), the Security Documents, the Lenders Lien Subordination and Intercreditor Agreement, the Lien Subordination and Intercreditor Agreement and the Disclosure Letter.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and such Lender’s LC Exposure at such time.

“Credit Facilities Agreements” means this Agreement, the Second Lien Agreement and the European Facilities Agreement.

“Credit Party” means the Borrower, each Subsidiary Guarantor and each Grantor.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), (c)

has failed, within three Business Days after request by the Administrative Agent, the Borrower, any Issuing Bank or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the party making such request of such certification in form and substance satisfactory to it, the Administrative Agent and the Borrower, or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or a Bail-In Action.

“Defined Benefit CPP” means any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Deposit Account” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Designated Noncash Consideration” means noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Borrower as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 6.04.

“Dilution Factors” means, with respect to any period, the aggregate amount recorded (in a manner consistent with current and historical accounting practices of the Borrower) to reduce Eligible Accounts Receivable on account of deductions, credit memos (net of related re-bills), returns, incorrect billings, adjustments, allowances, bad debt write-offs and other non-cash credits, in each case without duplication of any amounts relating to reserves for volume rebates or cash discounts or any other items that are included in the Accounts Receivable Reserves for such period or excluded from the value of Eligible Accounts Receivable pursuant to the definition thereof.

“Dilution Ratio” means, on any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales for the 12 most recently ended fiscal months.

“Dilution Reserve” means, on any date, (a) the applicable Dilution Ratio on such date minus 5% multiplied by (b) (i) Eligible Accounts Receivable on such date minus (ii) the Accounts Receivable Reserves on such date; provided that in no circumstance shall the Dilution Reserve be less than 0.

“Disclosure Documents” means reports of the Borrower on Forms 10-K, 10-Q and 8-K, and any amendments thereto and documents incorporated by reference therein, that shall have been (i) filed with or furnished to the SEC on or prior to April 3, 2016, or (ii) filed with or furnished to the SEC after such date and prior to the Restatement Date and delivered to the Administrative Agent prior to the date hereof.

“Disclosure Letter” means the letter to the Lenders and JPMCB from the Borrower, dated the Restatement Date, which identifies itself as the Disclosure Letter.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(c) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (a), (b) and (c), on or prior to 180 days after the Commitment Termination Date; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 180 days after the Commitment Termination Date shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the provisions of Section 4.06 and Section 4.08 of (i) the 2012 Indenture, (ii) the 2013 Indenture or (iii) the 2015 Indenture; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, retirement, death or disability.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Documentation Agent” means each of Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank N.A., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, and Wells Fargo Bank, N.A., in its capacity as documentation agent hereunder.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in dollars, such amount, and (b) with respect to any amount in Canadian Dollars, Euros or Pounds Sterling, the equivalent in dollars of such amount, determined by the Administrative Agent using the Exchange Rate or the LC Exchange Rate, as applicable, with respect to Canadian Dollars, Euros or Pounds Sterling, as the case may be, in effect for such amount on such date. The Dollar Equivalent amount at any time of any Letter of Credit or LC Disbursement denominated in Canadian Dollars, Euros or Pounds Sterling shall be the amount most recently determined as provided in Section 1.03.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus, without duplication, the following, to the extent deducted in calculating such Consolidated Net Income:

(a) income tax expense of the Borrower and its Consolidated Restricted Subsidiaries;

(b) Consolidated Interest Expense;

(c) depreciation expense of the Borrower and its Consolidated Restricted Subsidiaries;

(d) amortization expense of the Borrower and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(e) all other noncash charges of the Borrower and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all noncash items of income of the Borrower and its Restricted Subsidiaries in each case for such period (other than normal accruals in the ordinary course of business).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Borrower shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (A) a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (B) in the case of any Foreign Restricted Subsidiary, a corresponding amount of cash is readily procurable by the Borrower from such Foreign Restricted Subsidiary (as determined in good faith by a Financial Officer of the Borrower) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Restricted Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (c) of the definition of “Consolidated Net Income,” such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (B).

“Effective Advance Rate” means, on any date, the percentage equal to the Inventory Advance Amount (as defined in the definition of “Borrowing Base”) on such date divided by the Inventory Value of all Inventory of the Borrower and each other Grantor on such date.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts Receivable” means, at the time of any determination, each Account that satisfies the following criteria at the time of such determination: such Account (a) has been invoiced to, and represents the bona fide amounts due to the Borrower or another Grantor from, the purchaser of goods or services, in each case originated in the ordinary course of business of the Borrower or such Grantor and (b) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (i) through (xxii) below or otherwise deemed by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) to be ineligible for inclusion in the calculation of the Borrowing Base based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives; any such decision by the Administrative Agent or the Majority Lenders shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such decision, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice. Without limiting the generality of the foregoing, to qualify as Eligible Accounts Receivable an Account shall indicate no Person other than the Borrower or another Grantor as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (a) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower or another Grantor could reasonably be expected to be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)), in each case without duplication of any amounts that are included in the Accounts Receivable Reserves or the Dilution Factors

for such period, (b) the aggregate amount of all limits and deductions provided for in this definition and (c) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower or another Grantor to reduce the amount of such Account. Standards of eligibility may be fixed from time to time by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives; provided that prior written consent of Lenders having aggregate Credit Exposures and unused Commitments representing at least 66-2/3% of the sum of the total Credit Exposures and unused Commitments at such time shall be required to change such eligibility standards in a manner which would increase the amount of the Borrowing Base Availability. Any changes to such standards by the Administrative Agent or the Majority Lenders shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such change, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice. Unless otherwise approved from time to time in writing by the Administrative Agent, an Account shall not be an Eligible Account Receivable (or, in the case of clauses (vii) and (xv) below, the affected portion of such Account shall be deemed not to be an Eligible Account Receivable) if, without duplication:

(i) the Borrower or another Grantor does not have good and valid title to such Account; or

(ii) such Account (x) is unpaid more than 60 days from the original due date or (y) has been written off the books of the Borrower or another Grantor or has been otherwise designated on such books as uncollectible; or

(iii) more than 50% in face amount of all Accounts of the same Account Debtor (x) are unpaid more than 60 days from the original due date or (y) have been written off the books of the Borrower or another Grantor or have been otherwise designated on such books as uncollectible; or

(iv) the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind; or

(v) such Account is not payable in dollars and/or Canadian Dollars, the Account Debtor is not located (or, for purposes of the Quebec Civil Code, if applicable, its principal place of business or domicile is not located) inside the United States or Canada, the Account Debtor does not have significant assets inside the United States or Canada or the enforceability of such Account is not governed by the laws of the United States or Canada or any of their respective states, provinces, territories or possessions or any political subdivision of any thereof; or

(vi) the Account Debtor is the United States of America or Canada or any department, agency or instrumentality thereof, unless the Borrower or the other applicable Grantor duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, or the Financial Administration Act (Canada), as amended, as applicable, which assignment and related documents and filings shall be in form and substance satisfactory to the Administrative Agent; or

(vii) to the extent of any security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor to which such Account is subject; or

(viii) such Account (x) is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties to the extent that such a Lien may be perfected by filing UCC financing statements or making such other personal property security filings or registrations as may be required under the laws of the applicable jurisdiction in which such Account Debtor is located or has its principal place of business or domicile (for the purposes of the Quebec Civil Code, if applicable), subject to no other Liens other than Permitted Encumbrances or (y) does not otherwise conform in all material respects to the applicable representations and warranties contained in the Credit Documents; or

(ix) (x) such Account was invoiced or payment was received thereon (A) in advance of goods or services provided or (B) more than once or (y) the associated income has not been earned; or

(x) such Account is a note receivable or non-trade Account or relates to payments for rent or interest; or

(xi) the sale to the Account Debtor is on a bill-and-hold, sale on approval or consignment (it being understood and agreed that an Account that arises in connection with a sale of such goods by the consignee thereof shall not be deemed to be ineligible by reason of this clause (xi)) or other similar basis or made pursuant to any other agreement (other than an ordinary course customer warranty) providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory; or

(xii) the goods giving rise to such Account have not been shipped and title has not been transferred to the Account Debtor or such Account represents a progress-billing; for purposes hereof, progress-billing means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the Borrower’s or the other applicable Grantor’s completion of any further performance under such contract or agreement; or

(xiii) such Account arises out of a sale made by the Borrower or another Grantor to an Affiliate (other than an Eligible Affiliate) of the Borrower or such Grantor; or

(xiv) such Account was created by the Borrower or another Grantor as a new receivable for the unpaid portion of an outstanding Account; or

(xv) the Account Debtor (x) is a creditor, (y) has or has asserted a right of set-off against the Borrower or another Grantor with respect to such Account (unless such Account Debtor has entered into a written agreement reasonably acceptable to the Administrative Agent to waive such set-off rights) or (z) has disputed its liability (whether by chargeback, dispute or otherwise) or made any asserted or unasserted claim with respect to such Account or any other Account of the Borrower or such other Grantor (as applicable) which has not been resolved, in each case, without duplication, to the extent of the amount owed by the Borrower or such other Grantor (as applicable) to the Account Debtor, the amount of such actual or asserted right of set-off or the amount of such dispute or claim, as the case may be; or

(xvi) such Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, State, provincial, territorial or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board and applicable Canadian provincial consumer protection/cost of credit disclosure legislation; or

(xvii) such Account is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than the Borrower or another Grantor has or has had or has purported to have or have had an ownership interest in such goods and in the Account resulting from the sale of such goods; or

(xviii) such Account is an extended terms account, which is not due and payable within 180 days from the original date of invoice; or

(xix) such Account is created on cash on delivery terms or is payment for freight claims; or

(xx) to the extent that such Account has been reclassified, as a result of a workout or other similar situation relating to the credit worthiness of the applicable Account Debtor, from an account receivable to a note receivable; or

(xxi) the Account Debtor has not been instructed by the Borrower or any of the other Grantors to pay such Account directly into a Deposit Account in the Lockbox System; or

(xxii) such Account relates to the Retail Division, unless such Account meets certain criteria and is deemed eligible by the Administrative Agent in its sole discretion.

Notwithstanding the foregoing, at the time of any determination of Eligible Accounts Receivable, an amount equal to all Eligible Accounts Receivable of any single Account Debtor and its Affiliates which in the aggregate exceed (a) 20% in respect of an Account Debtor that is rated Investment Grade by either Moody’s or Standard & Poor’s or (b) 12% in respect of any other Account Debtor, in each case of the total amount of all Eligible Accounts Receivable at such time of determination shall be deemed not to be Eligible Accounts Receivable to the extent of such excess. In determining the aggregate amount of Accounts from all Account Debtors that are unpaid more than 60 days from the due date pursuant to clause (ii) above, any net credit balances relating to Accounts of any Account Debtor that are unpaid for more than 60 days from the due date shall not be included, to the extent such net credit balances do not exceed the total Accounts (excluding any Accounts that are included in the calculation of such net credit balances) that are unpaid from such Account Debtor.

“Eligible Affiliate” means any Affiliate of the Borrower, provided that (a) the Borrower or any of its other Affiliates does not Control such Affiliate, (b) the Borrower and the Subsidiaries do not own, control or hold, directly or indirectly, individually or in the aggregate, Capital Stock of such Affiliate representing 50% or more of the equity or 50% or more of the voting power or, in the case of a partnership, 50% or more of the general partnership interests of such Affiliate, (c) the accounts of such Affiliate are not consolidated with those of the Borrower in the Borrower’s consolidated financial statements (and are not required to be so consolidated in accordance with GAAP), (d) each Account due to the Borrower or another Grantor from such Affiliate requires payment for the goods sold or leased or the services rendered to such Affiliate in cash and on terms that are no less favorable to the Borrower or such Grantor, as the case may be, than those that could be obtained at such time in arm’s-length dealings with a Person who is not such an Affiliate and (e) such Affiliate meets any other eligibility standard or requirement that is imposed by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives; any changes to such standards or requirements or the imposition of any additional standard or requirement by the Administrative Agent or the Majority Lenders shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such change or addition, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice.

“Eligible Cash” means cash identified as “eligible cash” on the applicable Borrowing Base Certificate that is held in one or more United States or Canadian Deposit Accounts that are (a) owned by one or more Grantors, (b) maintained with the Administrative Agent or one or more Lenders and (c) subject to one or more account control agreements for the benefit of, and reasonably satisfactory to, the Administrative Agent.

“Eligible Finished Goods” means, on any date, the Inventory Value of all Eligible Inventory of the Borrower and each other Grantor defined as Finished Goods by the Borrower on such date as shown on the Borrower’s perpetual inventory records in accordance with its current and historical accounting practices.

“Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Inventory of the Borrower and each other Grantor at the time of such determination that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (n) below or otherwise deemed by the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) to be ineligible for inclusion in the calculation of the Borrowing Base based on the results of collateral and borrowing base evaluations and monitoring conducted by the Administrative Agent and its designated representatives; any such decision by the Administrative Agent or the Majority Lenders shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such decision, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice. Without limiting the generality of the foregoing, to qualify as “Eligible Inventory” no Person other than the Borrower or another Grantor shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than the Borrower or another Grantor shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Unless otherwise approved from time to time in writing by the Administrative Agent, no Inventory shall be deemed Eligible Inventory to the extent that such Inventory is accounted for in the Borrower’s perpetual inventory balance and, without duplication:

(a) it is not owned solely by the Borrower or another Grantor or the Borrower or another Grantor does not have good and valid title thereto or any interest therein has been sold pursuant to, or is otherwise subject to, a Qualified Receivables Transaction; or

(b) it is not located in the United States or Canada; or

(c) it (i) is not either (x) located on a Permitted Inventory Location or (y) in transit from a Permitted Inventory Location to another Permitted Inventory Location or (ii) is located at a dormant facility that is no longer operated by the Borrower or another Grantor; or

(d) it is (i) goods returned or rejected by the Borrower’s or another Grantor’s customers and is not saleable in the ordinary course of business of the Borrower or another Grantor, (ii) Inventory in transit on the water via ship or other marine vessel to the Borrower or another Grantor (outside the United States or Canada), (iii) goods in transit from the Borrower or another Grantor to customers of the Borrower or another Grantor, or (iv) Inventory in transit to the Borrower or another Grantor from a third party vendor; or

(e) it is Inventory (other than Raw Materials or Work in Process) not sold in the ordinary course of business of the Borrower or another Grantor, including engineering stores, miscellaneous supplies, packaging or shipping materials, cartons, repair parts, fuel, labels, miscellaneous spare parts, samples, prototypes, displays or display items; or

(f) it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties to the extent that such a Lien may be perfected by filing UCC financing statements or such other personal property security filings or registrations as may be required under the laws of the applicable jurisdiction in which such Inventory is located, subject to no other Liens other than Permitted Encumbrances (other than those described in clause (f) of the definition of “Permitted Encumbrances”); or

(g) it is Work in Process that will be reclassified as Raw Material prior to becoming Finished Goods; or

(h) it is consigned or at a customer location (other than Inventory consigned to original equipment manufacturers at no more than 20 locations in total, each of which has Inventory of the Borrower and the other Grantors with an Inventory Value in excess of $300,000 and with respect to which an Access Agreement has been obtained); or

(i) it is (i) being processed offsite at a third party processor at premises neither reflected in the Rent Reserve nor subject to a Lien Waiver or (ii) in transit to or from any such third party processor; or

(j) it is classified by the Borrower or another Grantor as “obsolete”, “unmerchantable” or “off spec without a ready market”, or does not otherwise conform in all material respects to the applicable representations and warranties contained in the Credit Documents; or

(k) it is marked for return by the Borrower or another Grantor to the vendor of such Inventory; or

(l) it does not meet in all material respects all materials standards imposed by any Governmental Authority having regulatory authority over it; or

(m) it is classified by the Borrower or another Grantor as casings used for the retreading of commercial truck tires; or

(n) it is classified by the Borrower or another Grantor as “shipped but not billed”.

“Eligible Raw Materials” means, on any date, the Inventory Value of all Eligible Inventory of the Borrower and each Grantor defined as Raw Materials on such date as shown on the Borrower’s perpetual inventory records in accordance with its current and historical accounting practices.

“Eligible Work in Process” means, on any date, the Inventory Value of all Eligible Inventory of the Borrower and each Grantor defined as Work in Process on such date as shown on the Borrower’s perpetual inventory records in accordance with its current and historical accounting practices.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the presence, management or release of, or exposure to, any Hazardous Materials or to health and safety matters.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to any Plan (other than an event for which the 30-day notice period is waived or an event described in Section 4043.33 of Title 29 of the Code of Federal Regulations); (b) any failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan as to which a waiver has not been obtained; (c) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the treatment of a Plan amendment as a termination under Section 4041 of ERISA; (e) any event or condition, other than the Transactions, that would be materially likely to result in the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan under Section 4042 of ERISA; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or critical status, within the meaning of Section 305 of ERISA.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Euro Equivalent” means with respect to any monetary amount in a currency other than Euros, at any time of determination thereof, the amount of Euros obtained by converting such foreign currency involved in such computation into Euros at the spot rate for the purchase of Euros with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Bank Indebtedness” means any and all amounts payable under or in respect of the European Facilities Agreement and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“European Facilities Agreement” means the Amended and Restated Revolving Credit Agreement dated as of May 12, 2015, among GDTE, the other borrowers thereunder, certain lenders, certain issuing banks, J.P. Morgan Europe Limited, as administrative agent, and JPMCB, as collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of this Agreement, unless otherwise agreed to by the Majority Lenders).

“European Guarantee and Collateral Agreement” means the amended and restated Master Guarantee and Collateral Agreement among the Borrower, the Subsidiaries party thereto and JPMCB, in its capacity as collateral agent under the credit agreements described therein, dated as of April 8, 2005, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to Canadian Dollars, Euros or Pounds Sterling in relation to dollars, the rate at which such currency may be exchanged into dollars, as set forth at approximately 12:00 noon, New York City time, on such day on the Reuters World Currency Page for Canadian Dollars, Euros or Pounds Sterling, as applicable. In the event that any such rate does not appear on the applicable Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., New York City time, on such date for the purchase of dollars with Canadian Dollars, Euros or Pounds Sterling, as the case may be, for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means any Subsidiary with only nominal assets and no operations. No Subsidiary shall be an Excluded Subsidiary if it is (a) a Guarantor or a Grantor under the Second Lien Guarantee and Collateral Agreement, (b) a US Guarantor under the European Guarantee and Collateral Agreement or a “Subsidiary Guarantor” (that is organized under the laws of the United States or Canada or any of their respective states, provinces, territories or possessions or any political subdivision of any thereof) under the GDTE Notes Indenture, (c) a “Subsidiary Guarantor” under the 2012 Indenture, the 2013 Indenture or the 2015 Indenture or (d) a Subsidiary of the Borrower that Guarantees any obligations arising under an indenture or any other document governing Material Indebtedness of the Borrower entered into after the date hereof.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Credit Party, or the grant by such Credit Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) (i) any withholding Tax that is imposed by the United States on amounts payable to a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)) at the time such Foreign Lender first becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a) or (ii) any withholding Tax that is imposed by the United States on amounts payable to a Foreign Lender that is attributable to such Foreign Lender’s failure to comply with Sections 2.14(f) and (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated First Lien Credit Agreement dated as of April 19, 2012, among the Borrower, the lenders party thereto, the issuing banks and other financial institutions from time to time party thereto and JPMCB, as administrative agent and collateral agent, as in effect immediately prior to the effectiveness of this Agreement.

“Existing Letters of Credit” means each letter of credit outstanding as a “Letter of Credit” as of the Restatement Date under the Existing Credit Agreement, each of which is set forth in the Disclosure Letter.

“Extending Lender” has the meaning set forth in Section 2.18(a).

“Extension Agreement” means an extension agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.18.

“Extension Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with an Extension Request pursuant to Section 2.18, providing for an extension of the Commitment Termination Date of the Extending Lenders’ Loans and Commitments (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) an increase or decrease in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Request or their Extended Loans or Extended Commitments and/or (c) an addition, removal or modification of any affirmative or negative covenants of the Credit Parties under, or other provisions of, the Credit Documents, provided that any such addition, removal or modification shall only apply during the period commencing on the latest Commitment Termination Date in effect immediately prior to such Extension Permitted Amendment, other than any added covenants that are to be effective prior to such time which added covenants shall equally benefit the Extending Lenders and all other Lenders.

“Extension Request” has the meaning set forth in Section 2.18(a).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is, unless specified otherwise in this Agreement, determined in good faith by a Financial Officer of the Borrower or by the Board of Directors.

“Farm Tires Sale” means any sale or sales of all or a portion of the farm tires business or assets of the Borrower and its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or any assistant treasurer of the Borrower, or any senior vice president or higher ranking executive to whom any of the foregoing report.

“Finished Goods” means completed goods that require no additional processing or manufacturing to be sold by the Borrower or another Grantor in the ordinary course of business.

“First Lien Agreement” means this Agreement, namely the Amended and Restated First Lien Credit Agreement dated as of the date hereof, among the Borrower, certain lenders, certain issuing banks, the syndication agents, documentation agents, and senior managing agents party hereto, and JPMCB, as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge agreement securing the Obligations or any of them that is governed by the law of a jurisdiction other than the United States and reasonably satisfactory in form and substance to the Collateral Agent.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any State thereof or the District of Columbia, other than Goodyear Canada.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction other than the United States or any of its territories or possessions or any political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States.

“GDTE” means Goodyear Dunlop Tires Europe B.V.

“GDTE Notes” means up to €250,000,000 aggregate principal amount of senior unsecured notes of GDTE issued on December 15, 2015, under the GDTE Notes Indenture.

“GDTE Notes Indenture” means the Indenture dated as of December 15, 2015, among the Borrower, GDTE, certain Subsidiaries, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar and Luxembourg paying agent and transfer agent.

“Goodyear Argentina” means Neumáticos Goodyear S.r.L., a limited liability company incorporated under the laws of the Republic of Argentina, and its successors and permitted assigns.

“Goodyear Canada” means Goodyear Canada Inc., an Ontario corporation, and its successors and permitted assigns.

“Goodyear Luxembourg” means Goodyear S.A., a société anonyme organized under the laws of Luxembourg, and its successors and permitted assigns.

“Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantors” means the Borrower and each North American Subsidiary that is, or is required pursuant to Section 5.08 to become, a Grantor (as defined in the Guarantee and Collateral Agreement) and, if applicable, a party to any Canadian Security Agreement.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee and Collateral Agreement” means the First Lien Guarantee and Collateral Agreement among the Borrower, the Subsidiary Guarantors, the Grantors, certain other Subsidiaries and the Collateral Agent, dated as of April 8, 2005, as amended and restated as of the Restatement Date and as thereafter from time to time further amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

“Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances; and (b) any pollutant or contaminant or any hazardous, toxic, radioactive or otherwise regulated chemical, material, substance or waste that is prohibited, limited or regulated pursuant to any applicable Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, Trade Acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, Trade Acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, Trade Acceptance or similar credit transaction);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03.

“Information” has the meaning set forth in Section 9.12.

“Intellectual Property” has the meaning set forth in the Guarantee and Collateral Agreement.

“Intercompany Items” means obligations owed by the Borrower or any Subsidiary to the Borrower or any other Subsidiary.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 in substantially the form of Exhibit B hereto.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or ending on the same day of the week that is one week (or, with the consent of each Lender, two or three weeks) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Interpolated Screen Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“Inventory” has the meaning specified in the UCC.

“Inventory Reserves” means, on any date, an amount equal to the sum of the following reserves maintained on the Borrower’s general ledger (calculated in each case in accordance with the current and historical accounting practices of the Borrower) with respect to Eligible Inventory, without duplication of any deductions made pursuant to the definitions of “Additional Inventory Reserves,” “Eligible Inventory” and “Inventory Value”:

(a) a reserve for Inventory that is damaged;

(b) a revaluation reserve to reflect capitalized manufacturing variances whereby aggregate net variances (if favorable) shall be deducted from Eligible Inventory and aggregate net variances (if unfavorable) shall not be added to Eligible Inventory;

(c) a reserve equal to the aggregate Inventory Value of Eligible Inventory attributable to intercompany or intracompany profit among the Borrower and its Affiliates (other than Eligible Affiliates); and

(d) a lower of cost or market reserve for any differences between the Borrower’s actual cost to produce versus the Borrower’s sale price to third parties, determined on a product line basis.

“Inventory Value” means, with respect to any Inventory of the Borrower or any other Grantor at the time of any determination thereof, an amount equal to such Inventory carried on the perpetual inventory records of the Borrower stated on a basis consistent with its current and historical accounting practices, in dollars, determined in accordance with the standard cost method of accounting, which shall be, in the case of Inventory imported by the Borrower or another Grantor into the United States of America or Canada, the acquisition cost thereof plus transportation and freight charges plus import duties.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.02:

(1) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

In the event that the Borrower sells Capital Stock of a Restricted Subsidiary such that after giving effect to such sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such sale shall be deemed to constitute an Investment made on the date of such sale of Capital Stock.

“Investment Grade” means, in the case of Moody’s, a credit rating of Baa3 or better and, in the case of Standard & Poor’s, a credit rating of BBB– or better.

“Issuing Bank” means JPMCB, Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank N.A., Credit Agricole Corporate and Investment Bank, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, Wells Fargo Bank, N.A. and any other financial institution that has entered into an Issuing Bank Agreement, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.03(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Agreements” means (a) the issuing bank agreements entered into by Issuing Banks either (i) in connection with the Existing Credit Agreement, as amended prior to the Restatement Date (each of which agreements, as it may be modified on the Restatement Date, shall continue in respect of this Agreement) or (ii) in connection with the occurrence of the Restatement Date, and (b) each other agreement in form reasonably satisfactory to the Borrower, the Administrative Agent and a financial institution pursuant to which such financial institution agrees to act as an Issuing Bank hereunder.

“JPMCB” means JPMorgan Chase Bank, N.A., and its successors.

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank, as set forth in such Issuing Bank’s Issuing Bank Agreement (as such Issuing Bank Agreement may be amended by agreement between the Borrower and such Issuing Bank).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by an Issuing Bank in Canadian Dollars, Euros or Pounds Sterling and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) or (l) of Section 2.03, as applicable.

“LC Exchange Rate” means, on any day, with respect to dollars in relation to Canadian Dollars, Euros or Pounds Sterling, the rate at which dollars may be exchanged into such currency, as set forth at approximately 12:00 noon, New York City time, on such day on the applicable Reuters World Currency Page. In the event that any such rate does not appear on the applicable Reuters World Currency Page, the LC Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such LC Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., New York City time, on such date for the purchase of Canadian Dollars, Euros or Pounds Sterling, as the case may be, with dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of the Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the aggregate amount of the Dollar Equivalents of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time (by the borrowing of Loans or otherwise). The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made in a currency other than dollars, (a) the date on which the Issuing Bank shall advise the Administrative Agent that it purchased with dollars the currency used to make such LC Disbursement, or (b) if the Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement is made.

“Lender Parent” means, with respect to any Lender, any Person of which such Lender is a direct or indirect subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lenders Lien Subordination and Intercreditor Agreement” means the Amended and Restated Lenders Lien Subordination and Intercreditor Agreement among the Collateral Agent, the collateral agent under the Second Lien Agreement, the Borrower and the Subsidiary Guarantors, dated as of April 19, 2012, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the Screen Rate as of the Specified Time on the Quotation Day.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, French delegation of claims, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lien Subordination and Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of April 19, 2012, as amended, among (a) the Collateral Agent, (b) the collateral agent under the Second Lien Agreement, (c) the Designated Senior Obligations Collateral Agents and Designated Junior Obligations Collateral Agents (as such terms are defined therein) from time to time party thereto and (d) the Borrower and the Subsidiaries of the Borrower party thereto or any substitute or successor agreement among such parties containing substantially the same terms (and under which the Obligations shall have been designated by the Borrower as “Senior Obligations”), with any changes approved by the Administrative Agent.

“Lien Waiver” means a written waiver of statutory or contractual Liens on Inventory for unpaid rent or charges of a warehouseman or bailee in form and substance reasonably satisfactory to the Administrative Agent.

“Loan” means a Loan made pursuant to Section 2.01(a).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Lockbox System” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Majority Lenders” means, at any time, Lenders having aggregate Credit Exposures and unused Commitments representing at least a majority of the sum of the total Credit Exposures and unused Commitments at such time.

“Material Adverse Change” means a material adverse change in or effect on (a) the business, operations, properties, assets or financial condition (including as a result of the effects of any contingent liabilities thereon) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform obligations under this Agreement and the other Credit Documents that are material to the rights or interests of the Lenders or (c) the rights of or benefits available to the Lenders or the Issuing Banks under this Agreement and the other Credit Documents that are material to the interests of the Lenders or the Issuing Banks.

“Material Foreign Subsidiary” means, at any time, each Foreign Subsidiary that had Total Assets with an aggregate book value in excess of $50,000,000 as of December 31, 2015, or if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered (or deemed delivered) pursuant to Section 5.01(a) or (b).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time, calculated in accordance with the terms of such Swap Agreement.

“Material Intellectual Property” means all Intellectual Property of the Borrower and the Grantors, other than Intellectual Property that in the aggregate is not material to the business of the Borrower and the Subsidiaries, taken as a whole.

“Material Subsidiary” means, at any time, each Subsidiary other than Subsidiaries that do not represent more than 5% for any such individual Subsidiary, or more than 10% in the aggregate for all such Subsidiaries, of either (a) Consolidated Total Assets or (b) Consolidated Revenue for the period of four fiscal quarters most recently ended.

“MNPI” means material information concerning the Borrower and the Subsidiaries and their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act to the extent applicable.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means a mortgage or deed of trust, assignment of leases and rents, or other security documents reasonably satisfactory in form and substance to the Collateral Agent granting a Lien on any Mortgaged Property to secure the Obligations, and shall include each amendment and restatement of any existing Mortgage in connection with the amendment and restatement of the Existing Credit Agreement.

“Mortgaged Property” means, at any time, each parcel of real property listed in Schedule 1.01B and the improvements thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Intercompany Items” means, in the case of any Subsidiary, (a) the aggregate amount of the Intercompany Items owed by the Borrower or any other Subsidiary to such Subsidiary minus (b) the aggregate amount of the Intercompany Items owed by such Subsidiary to the Borrower or any other Subsidiary.

“North American Subsidiary” means any Subsidiary organized under the laws of the United States or Canada or any of their respective states, provinces, territories or possessions or any political subdivision of any thereof.

“North American Tire Division” means those standard business units of the Borrower and the other Grantors classified as “North American Tire Division” on the Borrower’s perpetual inventory records.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it in its reasonable discretion; provided further, that if the NYFRB Rate, determined as provided above, would be less than zero, the NYFRB Rate shall for all purposes of this Agreement be zero.

“Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (iii) all other monetary obligations of the Credit Parties to any of the Secured Parties under this Agreement and each of the other Credit Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Credit Parties to any of the Secured Parties under this Agreement and the other Credit Documents.

“Other Taxes” means any and all present or future stamp, documentary, excise, recording, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business” means any business engaged in by the Borrower or any Restricted Subsidiary on the Restatement Date and any Related Business.

“Permitted Encumbrances” means:

(a) (i) Liens imposed by law for taxes that are not yet due or are being contested and (ii) deemed trusts and Liens to which the Canadian Priority Payables Reserve relates for taxes, assessments or other charges or levies that are not yet due and payable;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or any longer grace period available under the terms of the applicable underlying obligation) or are being contested;

(c) Liens created and pledges and deposits made (including cash deposits to secure obligations in respect of letters of credit provided) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens created and deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, appeal bonds, performance bonds, surety bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens;

(f) supplier’s liens in inventory, other assets supplied or accounts receivable that result from retention of title or extended retention of title arrangements arising in connection with purchases of goods in the ordinary course of business; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property and other Liens incidental to the conduct of business or ownership of property that arise automatically by operation of law or arise in the ordinary course of business and that do not materially detract from the value of the property of the Borrower and the Subsidiaries or of the Collateral, in each case taken as a whole, or materially interfere with the ordinary conduct of business of the Borrower and the Subsidiaries, taken as a whole, or otherwise adversely affect in any material respect the rights or interests of the Lenders;

provided that (except as provided in clause (d) above) the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Inventory Location” means (a) property owned or leased by the Borrower or a Grantor in the United States of America or Canada or (b) a third party warehouse or dock in the United States of America or Canada where Inventory of the Borrower or any Grantor is stored.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in:

(1) the Borrower, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary;

(3) Temporary Cash Investments;

(4) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans and advances to officers and employees made in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of disputes with customers or suppliers or debts (including pursuant to any plan of reorganization or similar arrangement upon insolvency of a debtor) created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with Section 6.04;

(9) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 6.01;

(12) any Person to the extent such Investment in such Person existed on the Restatement Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(13) advances to, and Guarantees for the benefit of, customers, dealers, lessors, lessees or suppliers made in the ordinary course of business and consistent with past practice; and

(14) any Person to the extent such Investment, when taken together with all other Investments made pursuant to this clause (14) and then outstanding on the date such Investment is made, does not exceed the greater of (A) the sum of (i) $500,000,000 and (ii) any amounts under Section 6.02(a)(3)(iv)(x) that were excluded by operation of the proviso in Section 6.02(a)(3)(iv) and which excluded amounts are not otherwise included in Consolidated Net Income or intended to be permitted under any of clauses (1) through (13) of this definition and (B) 5.0% of Consolidated assets of the Borrower as of the end of the most recent fiscal quarter for which financial statements of the Borrower have been filed with the SEC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code sponsored, maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.

“Platform” has the meaning set forth in Section 9.01(d).

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB (or any successor Administrative Agent appointed or chosen pursuant to Article VIII hereof) as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Goodyear Trademarks” means each trademark specified on Schedule 1.01D and each other trademark specified from time to time by written notice from the Borrower to the Administrative Agent, provided that each such trademark (a) is owned by the Borrower or a Domestic Subsidiary that is a Credit Party, (b) is subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties and (c) is subject to no other Liens other than Permitted Encumbrances.

“Principal Issuing Bank” means JPMCB and any other Issuing Bank that the Borrower and JPMCB agree will be a Principal Issuing Bank (or any of their Affiliates that shall act as Issuing Banks hereunder).

“Priority Payables Reserve” means, at any time, the sum, without duplication, of any deductions made pursuant to the definitions of “Additional Inventory Reserves”, “Inventory Reserves”, “Eligible Inventory” and “Inventory Value”.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of property, plant and equipment, conditional purchase obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of (A) the cost of the asset being financed and (B) the Fair Market Value of such asset; and

(2) Incurred to finance such acquisition, construction or improvement by the Borrower or a Restricted Subsidiary of such asset;

provided, however, that such Indebtedness is Incurred within 180 days after such acquisition or the completion of such construction or improvement.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Entity in connection with a Qualified Receivables Transaction, which note:

(1) shall be repaid from cash available to the Receivables Entity, other than:

(A) amounts required to be established as reserves;

(B) amounts paid to investors in respect of interest;

(C) principal and other amounts owing to such investors; and

(D) amounts paid in connection with the purchase of newly generated receivables; and

(2) may be subordinated to the payments described in clause (1).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Borrower or any of its Subsidiaries); or

(2) any other Person (in the case of a transfer by a Receivables Entity);

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Borrower); and provided further, however, that no such transaction or series of transactions shall be a Qualified Receivables Transaction if after giving effect thereto the aggregate face amount of the outstanding accounts receivable subject thereto that are or would absent such transaction or series of transactions otherwise be subject to a Lien securing any U.S. Bank Indebtedness, taken together with the aggregate face amount of all other outstanding such accounts receivable subject to other Qualified Receivables Transactions, would be greater than $200,000,000.

The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

“Quotation Day” means, in respect of the determination of the LIBO Rate for any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Raw Material” means Inventory used or consumed in the manufacturing or processing of goods to be sold by the Borrower or another Grantor in the ordinary course of business that is not yet included in Work in Process.

“Reaffirmation Agreement” shall mean the Reaffirmation Agreement substantially in the form of Exhibit G, among the Credit Parties and the Collateral Agent, pursuant to which the Credit Parties shall reaffirm their obligations under the Security Documents (other than the Guarantee and Collateral Agreement) to which they are a party.

“Receivables Entity” means a (a) Wholly Owned Subsidiary of the Borrower which is a Restricted Subsidiary and which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Borrower or any of its Subsidiaries which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by the Borrower or any Subsidiary of the Borrower (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Borrower or any Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not an Affiliate of the Borrower or with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(3) to which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by furnishing to the Administrative Agent a certified copy of the resolution of the Board of Directors giving effect to such designation and a certificate of a Financial Officer certifying that such designation complied with the foregoing conditions.

“Recovery Rate” means (a) the estimated net recovery of all Inventory of the Borrower and the other Grantors stated in dollars as determined on a net orderly liquidation basis by the most recent analysis conducted by outside inventory consultants/appraisers retained or approved by the Administrative Agent and disclosed to the Borrower divided by (b) the Inventory Value of all Inventory of the Borrower and each other Grantor as of the date of such most recent analysis.

“Reference Date” means May 11, 2009.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Borrower or any Restricted Subsidiary existing on the Restatement Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower or any Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to Section 6.01) (plus fees and expenses, including any premium and defeasance costs);

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations at least to the same extent as the Indebtedness being Refinanced; and

(5) if Incurred by the Borrower or any Domestic Subsidiary, the Refinancing Indebtedness is not secured by Liens on any assets other than the assets that secured the Indebtedness being refinanced, and any such Liens have no greater priority than the Liens securing the Indebtedness being refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Borrower; or

(B) Indebtedness of the Borrower or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Register” has the meaning set forth in Section 9.04.

“Related Business” means any business reasonably related, ancillary or complementary to the business of the Borrower and its Restricted Subsidiaries on the Restatement Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, counsel, trustees and other advisors of such Person and such Person’s Affiliates.

“Rent Reserve” means, on any date, with respect to any retail store, distribution center, warehouse, manufacturing facility or other Permitted Inventory Location where any Eligible Inventory that is subject to Liens arising by operation of law is located and with respect to which no Lien Waiver is in effect, a reserve equal to three months’ rent and charges at such retail store, distribution center, warehouse, manufacturing facility or other Permitted Inventory Location.

“Restatement Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Restatement Date Borrowing” means each Borrowing comprised of Loans outstanding on the Restatement Date and having an Interest Period commencing on the Restatement Date as specified in an Interest Election Request delivered prior to the Restatement Date.

“Restatement Date Perfection Certificate” means a certificate in the form of Exhibit F or any other form approved by the Collateral Agent.

“Restricted Payment” in respect of any Person means:

(1) the declaration or payment of any dividend, any distribution on or in respect of its Capital Stock or any similar payment (including any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock) and (B) dividends or distributions payable to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Borrower or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis);

(2) the purchase, repurchase, redemption, retirement or other acquisition (“Purchase”) for value of any Capital Stock of the Borrower held by any Person (other than Capital Stock held by the Borrower or a

Restricted Subsidiary) or any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Borrower (other than Capital Stock held by a Restricted Subsidiary) (other than in exchange for Capital Stock of the Borrower that is not Disqualified Stock);

(3) the Purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, of any Subordinated Obligations (other than the Purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase); or

(4) any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retail Division” means those standard business units of the Borrower and the other Grantors classified as “Retail Division” on the Borrower’s perpetual inventory records.

“Sale/Leaseback Transaction” means an arrangement relating to property, plant and equipment now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant and equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant and equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant and equipment), as the case may be, to finance the cost of such property, plant and equipment or such improvements, as the case may be.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (solely consisting of, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Canada, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control (and any successor performing similar functions) of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Canada.

“Screen Rate” means a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing provisions of this definition, if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero.

“SEC” means the Securities and Exchange Commission.

“Second Lien Agreement” means the Amended and Restated Second Lien Credit Agreement dated as of April 19, 2012 (as amended by the First Amendment to the Amendment and Restated Second Lien Credit Agreement dated as of June 16, 2015), among the Borrower, certain lenders and JPMCB, as administrative agent, as further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of this Agreement, unless otherwise agreed to by the Majority Lenders).

“Second Lien Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Guarantors, the Grantors, certain other Subsidiaries and the collateral agent under the Second Lien Agreement, dated as of April 8, 2005, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

“Second Lien Indebtedness” means any and all amounts payable under or in respect of the Second Lien Agreement and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“Secured Indebtedness” means any Indebtedness of the Borrower secured by a Lien. “Secured Indebtedness” of a Subsidiary has a correlative meaning.

“Secured Parties” means the Administrative Agent, each Issuing Bank, the Collateral Agent and each Lender.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the Reaffirmation Agreement, the Guarantee and Collateral Agreement, the Foreign Pledge Agreements, the Canadian Security Agreements, the Mortgages and each other instrument or document delivered in connection with the cash collateralization of Letters of Credit or pursuant to Section 5.08, in each case to secure any of the Obligations.

“Senior Managing Agents” means each of Capital One, N.A., HSBC Bank USA, National Association and MUFG Union Bank, N.A., in its capacity as senior managing agent for the credit facilities established by this Agreement.

“Senior Subordinated-Lien Collateral Agent” means, as to any Senior Subordinated-Lien Indebtedness, the collateral agent under the applicable Senior Subordinated-Lien Indebtedness Security Documents.

“Senior Subordinated-Lien Governing Documents” means each indenture or other agreement or instrument providing for the issuance or setting forth the terms of any Senior Subordinated-Lien Indebtedness.

“Senior Subordinated-Lien Indebtedness” means Indebtedness of the Borrower that (a) is secured by Liens permitted under Section 6.06(b), but that is not secured by Liens on any additional assets, (b) constitutes Designated Junior Obligations under and as defined in the Lien Subordination and Intercreditor Agreement, and the Liens securing such Designated Junior Obligations are subordinated under the Lien Subordination and Intercreditor Agreement to the Liens securing the Obligations and (c) does not contain provisions inconsistent with the restrictions of Schedule 1.01C.

“Senior Subordinated-Lien Indebtedness Security Documents” means, as to any Senior Subordinated-Lien Indebtedness, the security agreements, pledge agreements, mortgages and other documents creating Liens on assets of the Borrower and the Subsidiary Guarantors to secure the applicable Senior Subordinated-Lien Obligations.

“Senior Subordinated-Lien Obligations” means, as to any Senior Subordinated-Lien Indebtedness, (a) the principal of and all premium or make-whole amounts, if any, and interest payable in respect of such Senior Subordinated-Lien Indebtedness, (b) any amounts payable under Guarantees of such Senior Subordinated-Lien Indebtedness by Subsidiaries and (c) all other amounts payable by the Borrower or any Subsidiary under such Senior Subordinated-Lien Indebtedness, the applicable Senior Subordinated-Lien Indebtedness Security Documents (to the extent such amounts relate to such Senior Subordinated-Lien Indebtedness) or the applicable Senior Subordinated-Lien Governing Documents.

“Specified Asset Sale” means (i) a Farm Tires Sale or (ii) the sale of all or a portion of the Borrower’s properties in Akron, Summit County, Ohio.

“Specified Jurisdiction” means The United States of America and Canada.

“Specified Time” means 11:00 a.m., London time.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the documentation governing such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the Borrower unless such contingency has occurred). The “Stated Maturity” of the Obligations means the Commitment Termination Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Obligation” means any Indebtedness of the Borrower (whether outstanding on the Restatement Date or thereafter Incurred) (a) that by its terms is subordinate or junior in right of payment to the Obligations or (b) that is not Secured Indebtedness or (c) that is secured subject to an agreement subordinating its Liens to those securing the Obligations. For the avoidance of doubt, “Subordinated Obligations” shall include the Second Lien Indebtedness, any Senior Subordinated-Lien Obligations and any unsecured Indebtedness of the Borrower and the Subsidiary Guarantors. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of the parent in the parent’s consolidated financial statements in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is, or is required pursuant to Section 5.08 to become, a Guarantor (as defined in the Guarantee and Collateral Agreement).

“Swap Agreement” means any agreement in respect of any Hedging Obligations.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means each of Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank N.A., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, and Wells Fargo Bank, N.A., in its capacity as syndication agent hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investments” means any of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or a member state of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or a member state of the European Union), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, not less than two of the following ratings: A2 or higher from Standard & Poor’s, P2 or higher from Moody’s and F2 or higher from Fitch;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States of America or any state thereof or a member state of the European Union which has (i) not less than two of the following short-term deposit ratings: A1 from Standard & Poor’s, P1 from Moody’s and F1 from Fitch, and (ii) a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) have not less than two of the following ratings: AAA from Standard & Poor’s, Aaa from Moody’s and AAA from Fitch and (iii) have portfolio assets of at least $3,000,000,000;

(f) investments of the type and maturity described in clauses (b) through (e) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies (and with respect to clause (e), are not required to comply with the Rule 2a-7 criteria);

(g) investments of the type and maturity described in clause (c) in any obligor organized under the laws of a jurisdiction other than the United States that (i) is a branch or subsidiary of a Lender or the ultimate parent company of a Lender under any of the Credit Facilities Agreements (but only if such Lender meets the ratings and capital, surplus and undivided profits requirements of such clause (c)) or (ii) carries a rating at least equivalent to the rating of the sovereign nation in which it is located; and

(h) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by an agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation has not less than two of the following ratings: A or higher from Standard & Poor’s, A2 or higher from Moody’s and A or higher from Fitch or carries an equivalent rating from a comparable foreign rating agency, and (ii) other investments of the type and maturity described in clause (c) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Foreign Subsidiary is located, provided that the investments permitted under this subclause (ii) shall be made in amounts and jurisdictions consistent with the Borrower’s policies governing short-term investments.

“Total Assets” of any Subsidiary means (a) in the case of any Subsidiary organized in a Specified Jurisdiction, (i) the total assets of such Subsidiary, excluding Intercompany Items, plus (ii) if the Net Intercompany Items of such Subsidiary shall be positive, the amount of such Net Intercompany Items; and (b) in the case of any other Subsidiary, the total assets of such Subsidiary, excluding Intercompany Items.

“Total Commitment” means, at any time, the aggregate amount of all the Commitments at such time.

“Trade Acceptance” means any bankers acceptance provided to trade creditors in the ordinary course of business in connection with the acquisition of goods or services in order to assure payment of any Trade Payable.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and by the Borrower, the Subsidiary Guarantors and the Grantors, as applicable, of the Reaffirmation Agreement and the other Credit Documents, the borrowing of the Loans, the obtaining and use of the Letters of Credit, the creation and the continuation of the Liens and Guarantees provided for in the Security Documents and the other transactions contemplated hereby.

“2012 Indenture” means, collectively, the Indenture dated as of August 13, 2010, among the Borrower, the subsidiary guarantors thereunder and Wells Fargo Bank, N.A., as trustee, and the Second Supplemental Indenture dated as of February 28, 2012, among the Borrower, the subsidiary guarantors thereunder and Wells Fargo Bank, N.A., as trustee.

“2013 Indenture” means, collectively, the Indenture dated as of August 13, 2010, among the Borrower, the subsidiary guarantors thereunder and Wells Fargo Bank, N.A., as trustee, and the Third Supplemental Indenture dated as of February 25, 2013, among the Borrower, the subsidiary guarantors thereunder and Wells Fargo Bank, N.A., as trustee.

“2015 Indenture” means, collectively, the Indenture dated as of August 13, 2010, among the Borrower, the subsidiary guarantors thereunder and Wells Fargo Bank, N.A., as trustee, and the Fourth Supplemental Indenture dated as of November 5, 2015, among the Borrower, the subsidiary guarantors thereunder and Wells Fargo Bank, N.A., as trustee.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means Article 9 of the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; or

(B) if such Subsidiary has total Consolidated assets greater than $1,000, then such designation would be permitted under Section 6.02.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Borrower could Incur $1.00 of additional Indebtedness under Section 6.01(a) or (2) the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater after giving effect to such designation than before such designation and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Administrative Agent by promptly furnishing to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate of a Financial Officer certifying that such designation complied with the foregoing provisions.

“U.S. Bank Indebtedness” means any and all amounts payable under or in respect of the U.S. Credit Agreements and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“U.S. Credit Agreements” means (i) the First Lien Agreement and (ii) the Second Lien Agreement, each as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except, in the case of the Second Lien Credit Agreement, to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of this Agreement, unless otherwise agreed to by the Majority Lenders).

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than dollars, at any time for determination thereof, the amount of dollars obtained by converting such foreign currency involved in such computation into dollars at the spot rate for the purchase of dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Wingfoot” means Wingfoot Commercial Tire Systems, LLC.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Work in Process” means Inventory used or consumed in the manufacturing or processing of goods to be sold by the Borrower or another Grantor in the ordinary course of business consisting of parts and subassemblies in the process of becoming completed assembly components that are no longer included in Raw Materials but are not yet included in Finished Goods.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Foreign Currency Translation. The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in Canadian Dollars, Euros or Pounds Sterling (i) as of the date of the issuance thereof, (ii) as of each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, (iii) as of the last Business Day of each calendar month and (iv) as of each date on which any Issuing Bank shall have requested such determination due to fluctuations in applicable currency exchange rates (which shall not be requested by an Issuing Bank unreasonably), in each case using the Exchange Rate for the applicable currency in relation to dollars in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof. The Dollar Equivalent of any LC Disbursement made by any Issuing Bank in Canadian Dollars, Euros or Pounds Sterling and not reimbursed by the Borrower shall be determined as set forth in paragraphs (e) or (l) of Section 2.03, as applicable. In addition, the Dollar Equivalent of the LC Exposures shall be determined as set forth in paragraph (j) of Section 2.03, at the time and in the circumstances specified therein. The Administrative Agent shall notify the Borrower, the applicable Lenders and the applicable Issuing Bank of each calculation of the Dollar Equivalent of each Letter of Credit and LC Disbursement.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to “the date hereof” and “the date of this Agreement” shall be deemed to refer to the Restatement Date.

SECTION 1.05. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the

Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, except to the extent elected otherwise by the Borrower, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to the adoption by the Borrower of ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

SECTION 1.06. Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Credit Document, no Guarantee by any Credit Party under any Credit Document shall include a Guarantee of any Obligation that, as to such Credit Party, is an Excluded Swap Obligation and no Collateral provided by any Credit Party shall secure any Obligation that, as to such Credit Party, is an Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Credit Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Credit Party, the proceeds thereof shall be applied to pay the Obligations of such Credit Party as otherwise provided herein and in the other Credit Documents without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Credit Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

ARTICLE II

The Credits

SECTION 2.01. Loans and Borrowings. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in dollars in an aggregate principal amount that will not result in (x) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (y) the aggregate Credit Exposures exceeding the Borrowing Base Availability then in effect. Each Loan shall be part of a Borrowing consisting of Loans of the same Type held by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make, convert or continue any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make, convert or continue such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 30 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

(e) On the Restatement Date, subject to the terms and conditions set forth herein, and immediately following the effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement, each Lender agrees to make Loans to the Borrower in an amount for each Restatement Date Borrowing equal to such Lender’s Applicable Percentage of such Restatement Date Borrowing. The parties hereto hereby agree that no amount shall be payable under Section 2.13 in respect of any Loan solely as a result of the transactions contemplated by this paragraph (e).

SECTION 2.02. Requests for Borrowing. To request a Borrowing other than a Restatement Date Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or email of scanned electronic format of a Borrowing Request (promptly followed by telephonic confirmation of such request) (a) in the case of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of the proposed Borrowing; provided that if at any time an LC Disbursement denominated in dollars shall be made in an amount at least equal to the applicable minimum borrowing amount, a notice of an ABR Borrowing to finance the reimbursement of such LC Disbursement shall be deemed to have been timely given as contemplated by Section 2.03(e) unless the Borrower shall have given notice to the contrary to the Administrative Agent not later than 10:00 a.m., New York City time, on the Business Day next following the date on which the Borrower shall have been notified of such LC Disbursement. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or email of scanned electronic format to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each Borrowing Request shall specify the following information in compliance with Section 2.01:

(1) the aggregate amount of the requested Borrowing;

(2) the date of such Borrowing, which shall be a Business Day;

(3) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(4) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(5) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.03. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in dollars, Canadian Dollars, Euros or Pounds Sterling for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Restatement Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted in accordance with paragraph (d) below to each Lender, and each Lender shall be deemed to have purchased from such Issuing Bank, a participation in each such Letter of Credit. The Issuing Banks and Lenders that are also party to the Existing Credit Agreement agree that, concurrently with such grant, the participations in the Existing Letters of Credit granted to the lenders under the Existing Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Restatement Date each Existing Letter of Credit shall constitute a Letter of

Credit for all purposes hereof. Any Lender that issued an Existing Letter of Credit but shall not have entered into an Issuing Bank Agreement shall have the rights of an Issuing Bank as to such Letter of Credit for purposes of this Section 2.03.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that any provisions in any such letter of credit application that create Liens securing the obligations of the Borrower thereunder or that are inconsistent with the provisions of this Agreement shall be of no force or effect. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate amount of the Credit Exposures shall not exceed the Total Commitment, (ii) the aggregate amount of the LC Exposures shall not exceed $800,000,000, (iii) the aggregate Credit Exposures shall not exceed the Borrowing Base Availability then in effect and (iv) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank or such greater amount as the Borrower and such Issuing Bank shall have agreed upon. Each Issuing Bank shall be entitled to rely on such representation and warranty. The Administrative Agent agrees, at the request of any Issuing Bank, to provide information to such Issuing Bank as to the aggregate amount of the Credit Exposures, the LC Exposures, the Total Commitment and the Borrowing Base Availability.

(c) Expiration Date. Each Letter of Credit shall have an expiration date at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Commitment Termination Date. Any Letter of Credit may provide by its terms that it may be extended for additional successive one-year periods on terms reasonably acceptable to the applicable Issuing Bank (but subject to the proviso in the next sentence). Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the applicable Borrower) of the election by such Issuing Bank not to extend such

Letter of Credit, such notice to be given not fewer than 60 days prior to the then current expiration date of such Letter of Credit; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Commitment Termination Date.

(d) Participations. Effective with respect to the Existing Letters of Credit upon the occurrence of the Restatement Date, and effective with respect to each other Letter of Credit (and each amendment to a Letter of Credit increasing the amount thereof) upon the issuance (or increase) thereof, and without any further action on the part of the applicable Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in each Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or such Lender’s Applicable Percentage of any reimbursement payment in respect of an LC Disbursement required to be refunded to the Borrower for any reason (or if such LC Disbursement or reimbursement payment was made in Canadian Dollars, Euros or Pounds Sterling, the Dollar Equivalent thereof using the LC Exchange Rate in effect on the applicable LC Participation Calculation Date). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction of its Commitment or the Total Commitment or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under any Letter of Credit after the expiration thereof or of the Commitments.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency in which such LC Disbursement is made, not later than 1:30 p.m., New York City time, on the second Business Day following the date on which the Borrower shall have received notice of such LC Disbursement (or, in the case of an LC Disbursement denominated in a currency other than dollars, on the third Business Day following such date if the Borrower shall not have received notice of such LC Disbursement until after 10:00 a.m., New York City time, on such date); provided that, if such LC Disbursement is denominated in dollars and is at least equal to the applicable minimum borrowing amount, unless the Borrower shall have notified the Administrative Agent to the contrary not later than 10:00 a.m., New York City time, on the Business Day next following the date on which the Borrower shall have been notified of such LC Disbursement, the Borrower will be deemed to have requested in accordance with Section 2.02 that such payment be financed with an ABR Borrowing on such Business

Day in an equivalent amount and, to the extent the Borrower satisfies the condition precedent to such ABR Borrowing set forth in Section 4.02(b), the Borrower’s obligation to make such payment shall be discharged with the proceeds of the requested ABR Borrowing. If the Borrower fails to make such payment when due and the Borrower is not entitled to make a Borrowing in the amount of such payment, (A) if such payment relates to a Letter of Credit denominated in Canadian Dollars, Euros or Pounds Sterling, automatically and with no further action required, the obligation of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the applicable LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender of such LC Disbursement, the Dollar Equivalent of the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof, and each Lender shall pay to the Administrative Agent, on the date such notice is received, its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. No payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall constitute a Loan or relieve the Borrower of its obligation to reimburse such LC Disbursement. If the reimbursement by the Borrower of, or obligation to reimburse, any amounts in Canadian Dollars, Euros or Pounds Sterling would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the applicable Issuing Bank or Lender or (y) reimburse in dollars each LC Disbursement made in Canadian Dollars, Euros or Pounds Sterling, in an amount equal to the Dollar Equivalent, calculated using the applicable LC Exchange Rate on the date such LC Disbursement is reimbursed (or on the applicable LC Participation Calculation Date, if such date shall have occurred), of such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any claim or defense against the beneficiary of any Letter of Credit, any transferee of any Letter of Credit, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including the underlying transaction between the Borrower or any Subsidiary and the beneficiary of any Letter of Credit), (v) the occurrence of any Default, (vi) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense against, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any damages suffered by the Borrower or any Lender that are caused by such Issuing Bank’s gross negligence or willful misconduct. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, acting in good faith, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not (i) relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement or (ii) relieve any Lender’s obligation to acquire participations as required pursuant to paragraph (d) of this Section 2.03.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, (i) in the case of any LC

Disbursement denominated in dollars, and at all times following the conversion to dollars of an LC Disbursement made in Canadian Dollars, Euros or Pounds Sterling pursuant to paragraph (e) or (l) of this Section, at the rate per annum then applicable to ABR Loans, and (ii) in the case of any LC Disbursement denominated in Canadian Dollars, Euros or Pounds Sterling, at all times prior to its conversion to dollars pursuant to paragraph (e) or (l) of this Section, a rate per annum reasonably determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurodollar Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of the Lenders to the extent of such payment.

(i) Replacement of Issuing Banks. Each Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the earlier of (i) the third Business Day after the Borrower shall receive notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph and (ii) the date on which the maturity of the Loans shall be accelerated or all the Commitments terminated, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit and (ii) the aggregate amount of all unreimbursed LC Disbursements and all interest accrued and unpaid thereon. Amounts payable under the preceding sentence in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in Canadian Dollars, Euros or Pounds Sterling in respect of which the Borrower’s reimbursement obligations have been converted to obligations in dollars as provided in paragraph (e) above, and interest accrued thereon, shall be payable in dollars. The obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account or accounts. Other than any interest earned on the investment of such deposits, which investment shall be in Temporary Cash Investments and shall be made in the discretion of the Administrative Agent (or, at any time when no Default or Event of Default has occurred and is continuing, shall be made at the direction of the Borrower) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account or accounts. Moneys in such account or accounts shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing more than 50% of the LC Exposures and the Issuing Banks with outstanding Letters of Credit), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral under this paragraph, then (1) if the maturity of the Loans has not been accelerated and the LC Exposure shall be reduced to an amount below the amount so deposited, the Administrative Agent will return to the Borrower any excess of the amount so deposited over the LC Exposure and (2) such amount (to the extent not applied as provided above in this paragraph) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the Borrower is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in Canadian Dollars, Euros or Pounds Sterling (other than amounts in respect of which the Borrower has deposited cash collateral, if such cash collateral was deposited in the applicable currency), (ii) that the Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the applicable Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in Canadian Dollars, Euros or Pounds Sterling and (iii) of each Lender’s participation in any Letter of Credit denominated in Canadian Dollars, Euros or Pounds Sterling under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the LC Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in dollars at the rates otherwise applicable hereunder.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the amount of such Loan by 12:30 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.03(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Notwithstanding the foregoing provisions of this paragraph, on the Restatement Date, each Lender shall fund its Restatement Date Borrowings by wire transfer of immediately available funds to the account of the Administrative Agent designated by it for such purpose by 12:30 p.m., New York City time, in an amount equal to the excess, if any, of such Lender’s Applicable Percentage of all the Restatement Date Borrowings over the aggregate amount of such Lender’s outstanding loans under the Existing Credit Agreement on the Restatement Date, and the Administrative Agent shall remit to each Lender that was a Lender under the Existing Credit Agreement on such date, from the funds so received, an amount equal to the excess, if any, of the aggregate amount of such Lender’s outstanding loans under the Existing Credit Agreement on the Restatement Date over such Lender’s Applicable Percentage of all the Restatement Date Borrowings.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. It is agreed that no payment by the Borrower under this paragraph will be subject to any break-funding payment under Section 2.13.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or email of scanned electronic format (promptly followed by telephonic confirmation) by the time that a Borrowing Request would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or email of scanned electronic format to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(1) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (3) and (4) below shall be specified for each resulting Borrowing);

(2) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(3) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(4) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Reductions of Commitments. (a) Unless previously terminated, all the Commitments and each LC Commitment shall be terminated on the Commitment Termination Date.

(b) The Borrower may at any time or from time to time reduce or terminate the Commitments; provided that (i) each reduction of the Commitments (other than the termination of all the Commitments) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate Credit Exposures would exceed the Total Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of all the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or financings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay on the Commitment Termination Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made or held by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein (including any failure to record the making or repayment of any Loan) shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement or prevent the Borrower’s obligations in respect of Loans from being discharged to the extent of amounts actually paid in respect thereof.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form set forth in Exhibit C hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to paragraph (c) of this Section.

(b) The Borrower shall in the event and on each occasion that (i) the aggregate Credit Exposures exceed the Total Commitment or (ii) the aggregate Credit Exposures exceed the Borrowing Base then in effect, not later than the next Business Day, prepay Borrowings in an aggregate amount equal to such excess, and in the event that after such prepayment of Borrowings any such excess shall remain, the Borrower shall deposit cash in an amount equal to such excess as collateral for the reimbursement obligations of the Borrower in respect of Letters of Credit; provided that in the case of any such excess that results from any determination under Section 1.03 of the Dollar Equivalent of any Letter of Credit denominated in Canadian Dollars, Euros or Pounds Sterling (i) no prepayment or redesignation shall be required until the Business Day next succeeding the day on which the Borrower shall have received notice of such determination under Section 1.03 from the Administrative Agent, and (ii) any such prepayment required in respect of any excess of the aggregate Credit Exposures over the Borrowing Base then in effect may, if such excess is in an amount less than $10,000,000, be deferred until the last day of the nearest maturing Interest Period(s) then in effect with respect to Loan(s) required to be so repaid except to the extent of any excess of the Credit Exposures over the Total Commitment. Any cash so deposited (and any cash previously deposited pursuant to this paragraph) with the Administrative Agent shall be held in an account over which the Administrative Agent shall have dominion and control to the exclusion of the Borrower and its Subsidiaries, including the exclusive right of withdrawal. Other than any interest earned on the investment of such deposits, which investment shall be in Temporary Cash Investments and shall be made in the discretion of the Administrative Agent (or, at any time when no Default or Event of Default has occurred and is continuing, shall be made at the direction of the Borrower) and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Majority Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower has provided cash collateral to secure the reimbursement obligations of the Borrower in respect of Letters of Credit hereunder, then, so long as no Event of Default shall exist, such cash collateral shall be released to the Borrower if so requested by the Borrower at any time if and to the extent that, after giving effect to such release, the aggregate amount of the Credit Exposures would not exceed the Total Commitment and the aggregate Credit Exposures would not exceed the Borrowing Base then in effect.

(c) The Borrower shall notify the Administrative Agent by telephone or email of scanned electronic format (promptly followed by telephonic confirmation) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that if the Borrower shall be required to make any prepayment hereunder by reason of Section 2.08(b), such notice shall be delivered not later than the time at which such prepayment is made. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of all the Commitments as contemplated by Section 2.06(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing (other than pursuant to Section 2.08(b)) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.01. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, accruing at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment is terminated. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such date and on the date on which the Commitments are terminated, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate for Eurodollar Borrowings on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date on which such Lender’s Commitment is terminated and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the applicable Issuing Bank in the Issuing Bank Agreement of such Issuing Bank, on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Date to but excluding the later of the date each LC Commitment of such Issuing Bank is terminated and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Date; provided that all such accrued fees shall be payable in respect of LC Exposures on the date on which all the Commitments are terminated and any such fees accruing in respect of LC Exposures after the date on which all the Commitments are terminated shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, where applicable, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and shall be payable for each Loan upon the termination of all the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or any Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or email as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender, any Issuing Bank or the Administrative Agent, or on the London interbank market, any other condition (including Taxes on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto other than (A) Indemnified Taxes on or with respect to any payment hereunder or under any other Credit Document, (B) Excluded Taxes and (C) Other Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by such Lender or Issuing Bank, as the case may be, to be material, then the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, in each case by an amount deemed by such Lender or such Issuing Bank to be material, as a consequence of this Agreement or the Commitment of such Lender or the Loans or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof, unless such amount is being contested by the Borrower in good faith.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, continue or prepay any Eurodollar Loan, or to convert any Loan to a Eurodollar Loan, on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, unless such amount is being contested by the Borrower in good faith.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any other Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Bank or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made (and the Borrower shall pay or cause such Credit Party to pay such increased amount), (ii) the Borrower or such other Credit Party shall make such deductions and (iii) the Borrower or such other Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or the applicable Issuing Bank or by the Administrative Agent on its own behalf or on behalf of the applicable Issuing Bank or a Lender, shall be conclusive absent manifest error.

(c) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Each Lender shall severally indemnify the Administrative Agent for (i) any Taxes described in Section 2.14(a) (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative

Agent for such Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant taxing or other authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time such Foreign Lender first becomes a party to this Agreement and at the time or times reasonably requested by the Borrower or the Administrative Agent or prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation; and provided further that no such written notice shall be required with respect to any documentation necessary to comply with the applicable reporting requirements of FATCA (as described in Section 2.14(g)) or the applicable IRS Form W-8 a Foreign Lender is required to deliver to the Borrower to permit payments to be made without withholding of U.S. Federal income Tax (or at a reduced rate of U.S. withholding Tax). In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.14(f), the completion, execution and submission of such documentation shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered in accordance with this Section 2.14(f) or Section 2.14(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Except as required or permitted under Section 2.02, 2.03, 2.12, 2.13, 2.14, 2.16, 2.18 or 9.03, each Borrowing, each payment or prepayment of principal of any Borrowing or of any LC Disbursement, each payment of interest on the Loans or the LC Disbursements, each payment of fees (other than fees payable to the Issuing Banks), each reduction of the Commitments and each refinancing of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or LC Exposures, as applicable). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(b) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.14 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff, counterclaim or other deduction. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account specified by the Administrative Agent for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.14, 2.16, 2.18 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person in appropriate ratable shares to the appropriate recipient or recipients promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements. If any participations are purchased pursuant to the preceding sentence and all or any portion of the payments giving rise thereto are recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. The provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Commitment or any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and under this Agreement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, and to pay interest thereon for each day from and including the date such amount shall have been distributed to it to but excluding the date of payment to or recovery by the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(d) or (e), 2.04(b), 2.14(d), 2.15(e), 9.03(c) or any other provision requiring payment by such Lender for the account of the Administrative Agent or any Issuing Bank, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or such Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment or waiver that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Majority Lenders (or a majority in interest of all the affected Lenders) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement to an assignee (chosen by the Borrower) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as the case may be, (C) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments and (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment or waiver can be effected. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto. If any Lender shall become a Defaulting Lender, then the Borrower, if requested to do so by any Issuing Bank, shall use commercially reasonable efforts (which shall not include the payment of any compensation) to identify an assignee willing to purchase and assume the interests, rights and obligations of such Lender under this Agreement and to require such Lender to assign and delegate all such interests, rights and obligations to such assignee in accordance with the preceding sentence.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b) the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders or any other group of

Lenders have taken or may take any action hereunder or under any other Credit Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender (other than any portion of such LC Exposure attributable to Letters of Credit issued by such Defaulting Lender in its capacity as an Issuing Bank) shall be reallocated among the non-Defaulting Lenders ratably in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Credit Exposures plus the portion of such Defaulting Lender’s LC Exposure so reallocated does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation provided for in clause (i) above cannot, or can only partially, be effected (the amount that cannot be so reallocated being called the “Excess Amount”), the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and other than any portion thereof attributable to Letters of Credit issued by such Defaulting Lender) in accordance with the procedures set forth in Section 2.03(j) in an aggregate amount sufficient to eliminate the Excess Amount for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such portion during the period such portion is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.09(b) shall be adjusted to give effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure (other than any portion thereof attributable to Letters of Credit issued by such Defaulting Lender) is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all participation fees payable under Section 2.09(b) with respect to such

Defaulting Lender’s LC Exposure or portion thereof shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure or portion thereof is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it shall be satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure (other than any portion thereof attributable to Letters of Credit issued by such Defaulting Lender) will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and such Defaulting Lender shall not participate therein).

If a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or the Lender controlled by such Lender Parent, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder. If an Issuing Bank shall have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

If the Administrative Agent, the Borrower and each Issuing Bank shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and, on the date of such readjustment, such Lender shall purchase at par such of the Loans and participations in unreimbursed LC Disbursements of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and participations in unreimbursed LC Disbursements in accordance with its Applicable Percentage.

Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.18. Extension Requests. (a) The Borrower may, on not more than two occasions during the term of this Agreement, request extensions of the Commitments and Loans of all the Lenders (or, if the Commitments or Loans of any

Lenders shall theretofore have been extended pursuant to this Section 2.18, of all the Lenders whose Commitments or Loans terminate on a particular date) by written notice to the Administrative Agent requesting that such Lenders enter into an Extension Permitted Amendment (each such request being called an “Extension Request”), and the Administrative Agent shall promptly communicate such request to the applicable Lenders. Each Extension Request shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment (which shall be the same for all Lenders receiving the applicable Extension Request) and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders that accept the applicable Extension Request (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments as to which such Lender’s acceptance has been made. Each Lender may in its sole discretion accept or reject any Extension Request.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party set forth in the Credit Documents shall be true and correct in all respects material to the rights or interests of the Lenders or the Issuing Banks under the Credit Documents, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) all actions necessary or, in the reasonable judgment of the Collateral Agent, desirable to preserve and continue the effectiveness, perfection and priority of the Liens created by the Security Documents shall have been taken or arrangements therefor satisfactory to the Collateral Agent shall have been made. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new class or classes of loans and/or commitments hereunder; provided that, except as otherwise agreed to by each Issuing Bank, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new class or classes and the Commitments that were the subject of the applicable Extension Request but were not extended shall be made on a ratable basis, subject to reallocation of such participation exposure to the Extending Lenders upon the occurrence of the original Commitment Termination Date, and (ii) the Availability Period and the Commitment Termination Date, as such terms are used in reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks that:

SECTION 3.01. Organization; Powers. The Borrower and each of the other Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Change, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required. Each Subsidiary of the Borrower other than the Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except for failures that, individually or in the aggregate, would not be materially likely to result in a Material Adverse Change.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Credit Party are within such Credit Party’s powers and have been duly authorized. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Credit Document to which any Credit Party is or is to be a party constitutes or, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of the Borrower or such Credit Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. (a) Except to the extent that no Material Adverse Change would be materially likely to result, the Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as are required to perfect Liens created under the Security Documents and such as have been obtained or made and are in full force and effect, (ii) do not and will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (iii) do not and will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or any of their assets, and (iv) do not and will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Credit Documents.

(b) The incurrence of each Loan, Letter of Credit and LC Disbursement, each Guarantee thereof under the Credit Documents and each Lien securing any of the Obligations, is permitted under each indenture or other agreement governing any Senior Subordinated-Lien Indebtedness in effect at the time of such incurrence, and the Loans, Letters of Credit, LC Disbursements and Guarantees thereof under the Credit Documents constitute Designated Senior Obligations under the Lien Subordination and Intercreditor Agreement.

SECTION 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2015. Such financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such fiscal year in accordance with GAAP.

(b) Except as disclosed in the Disclosure Documents, since December 31, 2015, there has been no event or condition that constitutes or would be materially likely to result in a Material Adverse Change, it being agreed that a reduction in any rating relating to the Borrower issued by any rating agency shall not, in and of itself, be an event or condition that constitutes or would be materially likely to result in a Material Adverse Change (but that events or conditions underlying or resulting from any such reduction may constitute or be materially likely to result in a Material Adverse Change).

SECTION 3.05. Litigation and Environmental Matters. (a) Except as set forth in the Disclosure Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that if adversely determined would be materially likely, individually or in the aggregate, to result in a Material Adverse Change or (ii) as of the Restatement Date, that involve the Credit Documents or the Transactions.

(b) Except as set forth in the Disclosure Documents, and except with respect to matters that, individually or in the aggregate, would not be materially likely to result in a Material Adverse Change, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.06. Compliance with Laws and Agreements. The Borrower and each of the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, would not be materially likely to result in a Material Adverse Change. No Event of Default has occurred and is continuing.

SECTION 3.07. Investment Company Status. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.08. ERISA and Canadian Pension Plans. (a) Except as disclosed in the Disclosure Documents, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably expected to occur, would be materially likely to result in a Material Adverse Change.

(b) Except as would not be materially likely to result in a Material Adverse Change, (i) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status; (ii) all material obligations of each Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion; (iii) none of the Canadian Pension Plans as of the Restatement Date is a Defined Benefit CPP except as disclosed on Schedule 3.08(b); (iv) to the knowledge of the Credit Parties there have been no improper withdrawals of the assets of the Canadian Pension Plans or the Canadian Benefit Plans; (v) there are no outstanding material disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans; (vi) each of the Canadian Pension Plans is being funded in accordance with the actuarial valuation reports last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles; and (vii) there has been no termination in whole or in part of any Defined Benefit CPP.

SECTION 3.09. Disclosure. None of the Annual Report on Form 10-K of the Borrower for the fiscal year ended December 31, 2015, or the reports, financial statements, certificates or other written information referred to in Section 3.04 or delivered after the date hereof by or on behalf of any Credit Party to the Administrative Agent, the Collateral Agent or any Lender pursuant to Section 5.01 (taken together with all other information so furnished and as modified or supplemented by other information so furnished) contained, in each case as of the date thereof, any material misstatement of fact or omitted to state, in each case as of the date thereof, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10. Security Interests. (a) Each of the Guarantee and Collateral Agreement, the Reaffirmation Agreement and the Canadian Security Agreements is or, when executed and delivered, will be, effective to create or continue in favor of the Collateral Agent for the benefit of the Secured Parties a valid and enforceable security interest in the Collateral, to the extent contemplated by the Guarantee and Collateral Agreement, the Reaffirmation Agreement or the Canadian Security Agreements, as the case may be, and (i) when the Collateral constituting certificated securities (as defined in the applicable Uniform Commercial Code) was or is delivered to the Collateral Agent thereunder, together with instruments of transfer duly endorsed in blank, the Guarantee and Collateral Agreement created or will create, to the extent contemplated by the Guarantee and Collateral Agreement, a perfected security interest in all right, title and interest of the Grantors in such certificated securities to the extent perfection is governed by the applicable Uniform Commercial Code as in effect in any applicable jurisdiction, subject to no other Lien other than Liens permitted under Section 6.06 that take priority over security interests in certificated securities perfected by the possession of such securities under the Uniform Commercial Code as in effect in the applicable jurisdiction, and (ii) when financing statements in appropriate form were or are filed, and any other applicable registrations were or are made, in the offices specified in the Restatement Date Perfection Certificate, the Guarantee and Collateral Agreement, the Reaffirmation Agreement and the Canadian Security Agreements created or will create or continue a perfected security interest (or hypothec, as applicable) in all right, title and interest of the Grantors in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements and making such other applicable filings and registrations in such jurisdictions, subject to no other Lien other than Liens permitted under Section 6.06. The exclusion of the Consent Assets (as defined in the Guarantee and Collateral Agreement) from the Collateral does not materially reduce the aggregate value of the Collateral.

(b) Each Mortgage creates or, upon execution and delivery by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and the Mortgages create or, when the Mortgages have been filed or registered in the counties specified in Schedule 3.10(b), will create perfected Liens on all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to Liens in favor of any other Person (other than Liens or other encumbrances for which exceptions are taken in the policies of title insurance delivered in respect of the Mortgaged Properties on or prior to the Restatement Date and Liens permitted under Section 6.06).

(c) The Guarantee and Collateral Agreement (or predecessor thereto) and the intellectual property security agreements currently on file or to be filed with the United States Patent and Trademark Office and the Canadian Security Agreements (or predecessor thereto) currently on file or to be filed with the Canadian Intellectual Property Office, create or upon the execution, delivery and filing thereof in the applicable office will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on all right, title and interest of the Grantors in the Material Intellectual Property in which a security interest may be perfected by such recordation in the United States Patent and Trademark Office or the Canadian Intellectual Property Office, as the case may be, in each case (i) prior and superior in right to any other Person and (ii) subject to no other Lien other than, in the case of (i) and (ii), Liens permitted under

Section 6.06 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the Canadian Intellectual Property Office, as the case may be, may be necessary to perfect a Lien on registered trademarks and trademark applications acquired by the Grantors after the Restatement Date). As of the Restatement Date, the Disclosure Letter sets forth all the Material Intellectual Property.

(d) The Guarantee and Collateral Agreement and the related aircraft security agreements and other applicable documents currently on file or to be filed with the Federal Aviation Administration create, or upon the execution, delivery and filing thereof with the Federal Aviation Administration will create, in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on all right, title and interest of the Grantors in the Aircraft Collateral (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by such recordation with the Federal Aviation Administration, in each case prior and superior in right to any other Person, subject to no other Lien other than Liens permitted under Section 6.06.

(e) None of the Restatement Date Perfection Certificate or any other written information relating to the Collateral delivered after the date hereof by or on behalf of any Credit Party to the Administrative Agent, the Collateral Agent or any Lender pursuant to any provision of any Credit Document is or will be incorrect when delivered in any respect material to the rights or interests of the Lenders under the Credit Documents.

SECTION 3.11. Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Letters of Credit will be used only for the purposes referred to in the preamble to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.12. Anti-Corruption Laws and Sanctions. (a) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

(b) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions. The Borrower and its Subsidiaries are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower or any Subsidiary being listed on any Sanctions-related list referred to in clause (a) of the definition of “Sanctioned Person”. None of the Borrower or any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees that will act for the Borrower or any of its Subsidiaries in any capacity in connection with the credit facility established hereby, is listed on any Sanctions-related list referred to in clause (a) of the definition of “Sanctioned Person”.

ARTICLE IV

Conditions

SECTION 4.01. Restatement Date. The amendment and restatement of the Existing Credit Agreement in the form hereof shall not become effective until the date on which each of the following conditions is satisfied (or waived or deferred in accordance with Section 9.02 or the penultimate paragraph of this Section 4.01):

(a) The Administrative Agent (or its counsel) shall have received (i) from the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, including Lenders representing at least the Majority Lenders under and as defined in the Existing Credit Agreement, either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) from each party to the Guarantee and Collateral Agreement, either (A) a counterpart of the Guarantee and Collateral Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of the Guarantee and Collateral Agreement) that such party has signed a counterpart of the Guarantee and Collateral Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Restatement Date) of (i) Covington & Burling LLP, counsel for the Borrower, and (ii) the General Counsel, an Associate General Counsel or a Senior Legal Counsel of the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent, and covering such other matters relating to the Credit Parties, the Credit Documents or the Transactions as the Administrative Agent or the Majority Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization by the Credit Parties of the Transactions and any other legal matters relating to the Borrower, the other Credit Parties, the Credit Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e) The representations and warranties set forth in Article III shall be true and correct in all material respects on the Restatement Date and the Administrative Agent shall have received a certificate signed by a Financial Officer to that effect.

(f) The Borrower and the other Credit Parties shall be in compliance with all the terms and provisions set forth herein and in the other Credit Documents in all material respects on their part to be observed or performed, and at the time of and immediately after the Restatement Date, no Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate signed by a Financial Officer to that effect.

(g) The Administrative Agent shall have received (i) all fees, interest and other amounts due and payable on or prior to, or accrued to, the Restatement Date under the Existing Credit Agreement, (ii) an amount equal to (A) the principal of all outstanding loans and letter of credit disbursements under the Existing Credit Agreement held by lenders under the Existing Credit Agreement that will not be Lenders under this Agreement, or the outstanding loans and letter of credit disbursements of which under the Existing Credit Agreement exceed their Applicable Percentages of the Loans and LC Disbursements to remain outstanding after giving effect to the amendment and restatement of the Existing Credit Agreement in the form of this Agreement on the Restatement Date, minus (B) the amounts to be remitted to such Lenders by the Administrative Agent on the Restatement Date pursuant to the last sentence of Section 2.04(a) and (iii) all fees and other amounts due and payable in connection with the effectiveness of this Agreement, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) The Administrative Agent shall have received (i) a completed Restatement Date Perfection Certificate dated the Restatement Date and signed by a Financial Officer, together with all attachments contemplated thereby, and (ii) the results of a search of the Uniform Commercial Code (or equivalent) filings or registrations made with respect to the Credit Parties in the jurisdictions referred to in paragraph 1 of the Restatement Date Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.

(i) The Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor (other than the Excluded Subsidiaries and the Consent Subsidiaries) a counterpart of the Reaffirmation Agreement duly executed and delivered on behalf of the Borrower or such Subsidiary as a Guarantor and (in the case of each Subsidiary that is a Grantor under the Guarantee and Collateral Agreement or a Canadian Grantor under any Canadian Security Agreement) a Grantor.

(j) The Collateral Agent shall have received certificates representing all Capital Stock (other than any uncertificated Capital Stock) pledged pursuant to the Guarantee and Collateral Agreement, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank.

(k) All Uniform Commercial Code financing statements or other personal property security filings and recordations with the United States Patent and Trademark Office, the Canadian Intellectual Property Office and the Federal Aviation Administration required by law or reasonably requested by the Collateral Agent to be filed or recorded to perfect or continue the Liens intended to be created on the Collateral (to the extent such Liens may be perfected or continued by filings under the Uniform Commercial Code as in effect in any applicable jurisdiction or by filings or registrations under applicable Canadian personal property security legislation or by filings with the United States Patent and Trademark Office or the Federal Aviation Administration) shall have been filed or recorded or delivered to the Collateral Agent for filing or recording.

(l) The Collateral Agent shall have received (i) either (x) counterparts of an amended and restated Mortgage with respect to each Mortgaged Property, duly executed and delivered by the record owner of such Mortgaged Property or (y) confirmation satisfactory to the Collateral Agent, for each applicable Mortgaged Property, that such amendment and restatement is not necessary to reflect its continuing security interests therein, (ii) endorsements issued by the applicable nationally recognized title insurance company to each applicable policy of title insurance insuring the Lien of each such Mortgage as amended and restated as a valid first Lien on the Mortgaged Property described therein, free of any other Liens (other than Liens referred to in such policies of title insurance and acceptable to the Administrative Agent and Liens permitted by Section 6.06), together with such other endorsements as the Collateral Agent or the Majority Lenders may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board, and (iv) such legal opinions and other documents as shall reasonably have been requested by the Collateral Agent with respect to any such amended and restated Mortgage or Mortgaged Property.

(m) The Administrative Agent shall have received evidence from (i) each “Deposit Account Institution” that is required to be party to an “Account Control Agreement” (as such terms are defined in the Guarantee and Collateral Agreement) and (ii) each securities intermediary that is required by Section 4.09 of the Guarantee and Collateral Agreement to be a party to a “Securities Account Control Agreement” (as such term is defined in the Guarantee and Collateral Agreement) that such agreement has been duly executed by all requisite parties and has become effective.

(n) The Administrative Agent shall have received the Borrowing Base Certificate and the related certificate of a Financial Officer most recently delivered under Section 5.09 of the Existing Credit Agreement, as well as copies of the collateral evaluation and appraisal most recently furnished pursuant to Section 5.05(b) of the Existing Credit Agreement.

The Collateral Agent may enter into agreements with the Borrower to grant extensions of time for the perfection of security interests in or the delivery of surveys, title insurance, legal opinions or other documents with respect to particular assets where it determines that perfection cannot be accomplished or such documents cannot be delivered without undue effort or expense by the Restatement Date or any later date on which they are required to be accomplished or delivered under this Agreement or the Security Documents. Any failure of the Borrower to satisfy a requirement of any such agreement by the date specified therein (or any later date to which the Collateral Agent may agree) shall constitute a breach of the provision of this Agreement or the Security Document under which the original requirement was applicable. Without limiting the foregoing, it is anticipated that the actions listed on Annex I to the Disclosure Letter will not have been completed by the Restatement Date, and the Borrower covenants and agrees that each of such actions will be completed by the date specified for such action in such Annex I (or any later date to which the Collateral Agent may agree) and that the Borrower will comply with all of the undertakings set forth in such Annex I.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Date in writing, and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions (except as contemplated by the immediately preceding paragraph) shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on April 30, 2016.

SECTION 4.02. Each Credit Event. (a) The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a conversion or continuation of an outstanding Borrowing and other than a Borrowing to reimburse an LC Disbursement made pursuant to Section 2.03(e)) and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, shall be subject to the satisfaction of the following conditions:

(1) The representations and warranties of the Borrower set forth in this Agreement (including the representation in Section 3.03(a)(iii)) and of each Credit Party in the other Credit Documents (insofar as the representations and warranties in such other Credit Documents relate to the transactions provided for herein or to the Collateral securing the Obligations) shall be true and correct in all respects material to the rights or interests of the Lenders or the Issuing Banks under the Credit Documents on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(2) After giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the aggregate Credit Exposures shall not exceed the Borrowing Base Availability then in effect.

(3) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing and no breach of the delivery requirements of Section 5.01(a) or (b) shall have occurred and be continuing.

(b) The obligation of each Lender to make a Loan on the occasion of any Borrowing deemed to have been requested by the Borrower to reimburse an LC Disbursement pursuant to Section 2.03(e) shall be subject to the satisfaction of the conditions that (i) at the time of and immediately after giving effect to such Borrowing, no Event of Default shall have occurred and be continuing, and (ii) after giving effect to such Borrowing, the aggregate Credit Exposures shall not exceed the Borrowing Base Availability then in effect.

(c) Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (1), (2) and (3) of paragraph (a) above or in paragraph (b) above, as the case may be.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Lenders and the Issuing Banks that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender and Issuing Bank:

(a) as soon as available and in any event within 110 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers or other independent registered public accounting firm of recognized national standing (without any qualification in any material respect or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal year in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’

equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the consolidated financial condition and consolidated results of operations of the Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) not later than five Business Days after each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating compliance with Section 6.09 at the end of the period to which such financial statements relate and for each applicable period then ended, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered under clause (a) above (or, prior to the delivery of any such financial statements, since December 31, 2015) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) other than in connection with the delivery of financial statements for the fiscal period ended March 31, 2016, not later than five Business Days after each delivery of financial statements under clause (a) or (b) above, and at such other times as the Borrower may determine, a certificate of a Financial Officer identifying each Domestic Subsidiary formed or acquired after the Restatement Date and not previously identified in a certificate delivered pursuant to this paragraph, stating whether each such Domestic Subsidiary is an Excluded Subsidiary or a Consent Subsidiary and describing the factors that shall have led to the identification of any such Domestic Subsidiary as a Consent Subsidiary;

(f) from time to time, all information and documentation required to be delivered under Section 5.04 of the Guarantee and Collateral Agreement;

(g) other than in connection with the delivery of financial statements for the fiscal period ended March 31, 2016, not later than five Business Days after each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying that the requirements of Section 5.08 have been satisfied in all material respects;

(h) on any date on which (i) either (A) any Grantor shall withdraw cash constituting Eligible Cash from a Deposit Account in which such cash shall have been held or (B) the Borrower shall request any Borrowing, or any issuance or amendment of a Letter of Credit, and (ii) after giving effect to such withdrawal or such Borrowing, issuance or amendment, the aggregate Credit Exposures would exceed the Borrowing Base Availability then in effect, determined without giving effect to clause (d) of the definition of “Borrowing Base”, a certificate of a Financial Officer setting forth the amount of Eligible Cash after giving effect to any such withdrawal, Borrowing or issuance or amendment of a Letter of Credit;

(i) at any time when the aggregate solvency deficiency in respect of Defined Benefit CPPs, as set out on the most recent actuarial valuation reports filed with the applicable Governmental Authority, is greater than $25,000,000, (i) not later than 60 days after filing with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Defined Benefit CPP as filed with such Governmental Authority; (ii) promptly and in any event within 30 days after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Defined Benefit CPP (other than ordinary course correspondence regarding plan amendments); and (iii) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Defined Benefit CPP; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or the other Credit Documents, or the perfection of the security interests created by the Security Documents, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Defaults. The Borrower will furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the occurrence of any Default, together with a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that failures to keep in effect such rights, licenses, permits, privileges and franchises would not be materially likely, individually or in the aggregate for all such failures, to result in a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.08.

SECTION 5.04. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all its property in good working order and condition, ordinary wear and tear excepted, except to the extent any failure to do so would not, individually or in the aggregate, be materially likely to result in a Material Adverse Change (it being understood that the foregoing shall not prohibit any sale of any assets permitted by Section 6.04).

SECTION 5.05. Books and Records; Inspection and Audit Rights. (a) The Borrower will, and will cause each of the Subsidiaries to, keep books of record and account sufficient to enable the Borrower to prepare the financial statements and other information required to be delivered under Section 5.01. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (or by any Lender acting through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties (accompanied by a representative of the Borrower) and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested.

(b) The Borrower will, and will cause each of the other Grantors to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) (or by any Lender acting through the Administrative Agent) to conduct one evaluation and one appraisal in any fiscal year of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrower or the Subsidiaries as the Administrative Agent or Majority Lenders may reasonably require, all at reasonable times and upon reasonable advance notice to the Borrower and, if reasonably requested at any time when the aggregate amount of the Credit Exposures exceeds 80% of the aggregate amount of the Commitments in effect or when a Default or Event of Default shall have occurred and shall be continuing, up to one additional evaluation and up to one additional appraisal in any fiscal year. The Borrower shall pay the reasonable fees (including reasonable and customary internally allocated fees and expenses of employees of the Administrative Agent as to which invoices have been furnished) and expenses of any third party representatives retained by the Administrative Agent as to which invoices have been furnished to conduct any such evaluation or appraisal, including the reasonable fees and expenses associated with collateral monitoring services performed by the IB ABL Portfolio Management Group of the Administrative Agent to the extent not otherwise agreed in writing by the Borrower and the Administrative Agent. To the extent required by the Administrative Agent or the

Majority Lenders in their discretion (not to be exercised unreasonably) as a result of any such evaluation, appraisal or monitoring, the Borrower also agrees to modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for the components of the Borrowing Base, but not modifying the specifically enumerated advance rates specified in the definition of the “Borrowing Base”). Any such modification or adjustment required by the Administrative Agent or the Majority Lenders shall be made by written notice to the Borrower setting forth in reasonable detail the basis for such modification or adjustment, and shall become effective for purposes of the first Borrowing Base Certificate that is delivered pursuant to Section 5.09 at least five Business Days after the date of receipt by the Borrower of such written notice.

(c) In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrower will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect of the components of the Borrowing Base and make such other adjustments to its parameters for including the components of the Borrowing Base as the Administrative Agent or the Majority Lenders in their discretion (not to be exercised unreasonably) shall reasonably require based upon such modifications.

SECTION 5.06. Compliance with Laws. (a) The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, including Environmental Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not be materially likely to result in a Material Adverse Change.

(b) The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower and its Subsidiaries, and their respective directors, officers and employees, with Anti-Corruption Laws.

(c) The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower and its Subsidiaries, and their respective directors, officers and employees, with applicable Sanctions.

SECTION 5.07. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customary among companies of established reputation engaged in the same or similar businesses and operating in the same or similar locations, except to the extent the failure to do so would not be materially likely to result in a Material Adverse Change. The Borrower will furnish to the Administrative Agent or any Lender, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Guarantees and Collateral. (a) In the event that there shall at any time exist any North American Subsidiary (other than an Excluded Subsidiary or Consent Subsidiary) that shall not be a party to the Guarantee and

Collateral Agreement or the Canadian Security Agreements, as the case may be, the Borrower will promptly notify the Collateral Agent (including in such notice the information that would have been required to be set forth with respect to such Subsidiary in the Restatement Date Perfection Certificate if such Subsidiary had been one of the Grantors listed therein) and will, within 30 days (or such longer period as may be reasonable under the circumstances) after such notification, deliver to the Collateral Agent a supplement to the Guarantee and Collateral Agreement or the Canadian Security Agreements, as the case may be, in substantially the form specified therein, duly executed and delivered on behalf of such North American Subsidiary, pursuant to which such North American Subsidiary will become a party to the Guarantee and Collateral Agreement and a Subsidiary Guarantor and, if it elects to become a Grantor or if its Total Assets are greater than $10,000,000 as of December 31, 2015, or if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), a Grantor, in each case as defined in the Guarantee and Collateral Agreement.

(b) In the event that the Borrower or any other Grantor shall at any time directly own any Capital Stock of any Subsidiary (other than (i) Capital Stock in any Subsidiary with Total Assets not greater than $10,000,000 as of December 31, 2015, or if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (ii) Capital Stock in any Excluded Subsidiary or Consent Subsidiary and (iii) Capital Stock already pledged in accordance with this paragraph or Section 4.01(j)), the Borrower will promptly notify the Collateral Agent and will, within 30 days (or such longer period as may be reasonable under the circumstances) after such notification, cause such Capital Stock to be pledged under the Guarantee and Collateral Agreement and cause to be delivered to the Collateral Agent any certificates representing such Capital Stock, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that (A) no Grantor shall be required to pledge more than 65% of outstanding voting Capital Stock of any Foreign Subsidiary and (B) no Grantor shall be required to pledge any Capital Stock in any Foreign Subsidiary if a Financial Officer shall have delivered a certificate to the Administrative Agent certifying that the Borrower has determined, on the basis of reasonable inquiries in the jurisdiction of such Person, that such pledge would affect materially and adversely the ability of such Person to conduct its business in such jurisdiction.

(c) In the event that the Borrower or any other Grantor shall at any time directly own any Capital Stock of any Material Foreign Subsidiary (other than Capital Stock already pledged in accordance with this paragraph and Capital Stock in any Consent Subsidiary), the Borrower will promptly notify the Collateral Agent and will take all such actions as the Collateral Agent shall reasonably request and as shall be available under applicable law to cause such Capital Stock to be pledged under a Foreign Pledge Agreement and cause to be delivered to the Collateral Agent any certificates representing such Capital Stock, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided, that (A) no Grantor shall be required to pledge more than 65% of outstanding voting Capital Stock of any Foreign Subsidiary, (B) no Grantor shall be required to pledge any Capital Stock in any Person if a Financial Officer shall have delivered a certificate to the Administrative Agent certifying that the Borrower has determined, on the basis of reasonable inquiries in the jurisdiction of such Person, that such pledge would affect materially and adversely the ability of such Person to conduct its business in such jurisdiction and (C) no Grantor shall be required to pledge any Capital Stock in Goodyear Argentina, Goodyear Canada or Goodyear Luxembourg.

(d) In the event that the Borrower or any other Grantor shall at any time own any Material Intellectual Property (other than Material Intellectual Property as to which the actions required by this paragraph have already been taken), the Borrower will promptly notify the Collateral Agent and will file all Uniform Commercial Code financing statements or other applicable personal property security law filings and recordations with the Patent and Trademark Office or the Canadian Intellectual Property Office as shall be required by law or reasonably requested by the Collateral Agent to be filed or recorded to perfect the Liens intended to be created on the Collateral (to the extent such Liens may be perfected by filings under the Uniform Commercial Code or other personal property security legislation as in effect in any applicable jurisdiction or by filings with the United States Patent and Trademark Office or the Canadian Intellectual Property Office); provided, that if the consents of Persons other than the Borrower and the Wholly Owned Subsidiaries would be required under applicable law or the terms of any agreement in order for a security interest to be created in any Material Intellectual Property under the Guarantee and Collateral Agreement or the Canadian Security Agreements, as the case may be, a security interest shall not be required to be created in such Material Intellectual Property prior to the obtaining of such consents.

(e) The Borrower will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, as may be reasonably requested by the Collateral Agent in order to cause the security interests purported to be created by the Security Documents or required to be created under the terms of this Agreement to constitute valid security interests, perfected in accordance with this Agreement.

SECTION 5.09. Borrowing Base Certificate. (a) The Borrower will furnish to the Administrative Agent, no later than (i) 15 days following the end of each fiscal month (or, if such day is not a Business Day, the next succeeding Business Day), a completed Borrowing Base Certificate showing the Borrowing Base as of the close of business on the last day of such immediately preceding fiscal month as outlined in Exhibit E, (ii) if Available Commitments shall be $200,000,000 or less for each of five consecutive Business Days, on the Wednesday (or if such Wednesday is not a Business Day, on the next succeeding Business Day) of the next succeeding week following the last day of such five consecutive Business Day period a Borrowing Base Certificate calculating “Available accounts receivable”, Eligible Cash and Available Cash as of Saturday of the immediately preceding week, specifying the then applicable value for clause (c) of the definition of “Borrowing Base” and showing “Available inventory” as of the most recently delivered month-end Borrowing Base Certificate, and (iii) if requested by the Administrative Agent, at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably practicable but in no event later than five Business Days after such request, a completed Borrowing Base Certificate showing the Borrowing Base and Available Cash as of the date so requested, in each case with such supporting documentation and additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.

(b) The Borrower will furnish to the Administrative Agent at the time of each delivery of the Borrowing Base Certificate under clause (a) above (and in any event not later than 15 days following the end of each fiscal month (or, if such day is not a Business Day, the next succeeding Business Day)), a certificate of a Financial Officer in the form attached as Annex I to Exhibit E hereto specifying, to the best of such Financial Officer’s knowledge, as of the date of the information reported in such Borrowing Base Certificate (i) the aggregate cash and cash equivalents of the Borrower and its Subsidiaries held in the United States, (ii) the aggregate cash and cash equivalents of the Borrower and its Subsidiaries held other than in the United States, (iii) for each of this Agreement and the European Facilities Agreement, the undrawn amount available to be drawn hereunder and thereunder, respectively, (iv) the aggregate accounts payable position of the Borrower and the Domestic Subsidiaries and (v) Available Cash.

ARTICLE VI

Negative Covenants

Until the Commitments shall have been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Lenders and the Issuing Banks that:

SECTION 6.01. Limitation on Indebtedness. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Borrower or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and to the application of the proceeds therefrom the Consolidated Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) (x) U.S. Bank Indebtedness in an aggregate principal amount not to exceed the greater of (A) $3,500,000,000, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Borrower’s obligations under Section 6.04 of the Second Lien Agreement (as in effect on the date hereof), and (B) the sum of (i) 60% of the book value of the inventory of the Borrower and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Borrower and its Restricted

Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Borrower or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided that not more than $2,250,000,000 of the Indebtedness outstanding at any time under this clause (x) shall benefit from first priority security interests in the Collateral, and (y) European Bank Indebtedness in an aggregate principal amount not to exceed €550,000,000; provided, however, that the amount of Indebtedness that may be Incurred pursuant to this clause (1) shall be reduced by any amount of Indebtedness Incurred and then outstanding pursuant to the election provision of clause (10)(A)(ii) below;

(2) Indebtedness of the Borrower owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Borrower or any Restricted Subsidiary; provided, however, that any subsequent event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3) Indebtedness (A) outstanding on the Restatement Date (other than the Indebtedness described in clauses (1) and (2) above and clause (12) below), and (B) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Borrower); provided, however, that on the date that such Restricted Subsidiary is acquired by the Borrower, (i) the Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (ii) the Consolidated Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness (A) in respect of performance bonds, Trade Acceptances, bank guarantees, letters of credit and surety or appeal bonds entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, and (B) Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Borrower’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure and not entered into for speculative purposes;

(6) Purchase Money Indebtedness, Capitalized Lease Obligations and Attributable Debt and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of (A) $800,000,000 and (B) 5.0% of Consolidated assets of the Borrower as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC;

(7) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;

(9) any Guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement (other than Indebtedness Incurred pursuant to clause (4) above);

(10) (A) Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount that, when added to all other Indebtedness Incurred pursuant to this clause (10)(A) and then outstanding, will not exceed (i) $1,500,000,000 plus (ii) any amount then permitted to be Incurred pursuant to clause (1) above that the Borrower instead elects to Incur pursuant to this clause (10)(A); and

(B) Indebtedness of Foreign Restricted Subsidiaries Incurred in connection with a Qualified Receivables Transaction in an amount not to exceed €450,000,000 at any one time outstanding;

(11) Indebtedness constituting unsecured Indebtedness or Secured Indebtedness in an amount not to exceed $1,300,000,000 and Refinancing Indebtedness in respect thereof; provided that any such Secured Indebtedness may be secured solely with assets that do not constitute Collateral;

(12) Senior Subordinated-Lien Indebtedness and the related Guarantees by Subsidiaries of the Borrower and Refinancing Indebtedness in respect thereof; and

(13) Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $150,000,000.

(c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this Section 6.01:

(1) Outstanding Indebtedness Incurred pursuant to this Agreement, the Second Lien Agreement or the European Facilities Agreement prior to or on the Restatement Date shall be deemed to have been Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this Section 6.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 6.01, the Borrower, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to Sections 6.01(b)(2) through (b)(13) may later be reclassified as having been Incurred pursuant to Section 6.01(a) or any other of Sections 6.01(b)(2) through (b)(13) to the extent that such reclassified Indebtedness could be Incurred pursuant to Section 6.01(a) or one of Sections 6.01(b)(2) through (b)(13), as the case may be, if it were Incurred at the time of such reclassification).

(d) For purposes of determining compliance as of any date with any dollar or Euro denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent or Euro Equivalent, as the case may be, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to dollars or Euros, as the case may be, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such

Indebtedness expressed in dollars or Euros will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of the Indebtedness Refinanced determined on the date of the Incurrence of such Indebtedness, except to the extent that (i) such U.S. Dollar Equivalent or Euro Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the immediately preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

SECTION 6.02. Limitation on Restricted Payments. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment if at the time the Borrower or such Restricted Subsidiary makes any Restricted Payment:

(1) a Default will have occurred and be continuing (or would result therefrom);

(2) the Borrower could not Incur at least $1.00 of additional Indebtedness under Section 6.01(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Borrower, whose determination will be conclusive) declared or made subsequent to the Reference Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Reference Date occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds received by the Borrower from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Reference Date (other than an issuance or sale to a Subsidiary of the Borrower and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Borrower from its shareholders subsequent to the Reference Date;

(iii) the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Reference Date of any Indebtedness of the Borrower or its Restricted Subsidiaries issued after the Reference Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash or the Fair Market Value of other property distributed by the Borrower or any Restricted Subsidiary upon such conversion or exchange); and

(iv) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Borrower or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions), in each case realized by the Borrower or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Borrower’s Capital Stock in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The provisions of Section 6.02(a) shall not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Borrower from its shareholders; provided, however, that:

(A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3), and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in Section 6.02(b)(1) shall be excluded from the calculation of amounts under Section 6.02(a)(3)(ii);

(2) any prepayment, repayment or Purchase for value of Subordinated Obligations (i) that are made by exchange for, or out of the proceeds of the sale of, other Subordinated Obligations (which (x) satisfy each of clauses (4) and (5) of the definition of Refinancing Indebtedness in respect of the Subordinated Obligations being prepaid, repaid or Purchased and (y) may include Indebtedness Incurred under Section 6.01(a)) or the Net Cash Proceeds of a sale of Capital Stock of the Borrower; provided, in each case, that the public announcement of the launch of such prepayment, repayment or Purchase for value is made within three months of such sale of Subordinated Obligations or Capital Stock, or (ii) if, at the time thereof, the Borrower shall, on a pro forma basis after giving effect to such prepayment, repayment or Purchase for value, have $150,000,000 or more of Available Commitments; provided, however, that each such prepayment, repayment or Purchase for value under this paragraph (2) shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(4) any Purchase for value of Capital Stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Purchases for value will not exceed $10,000,000 in any calendar year; provided further, however, that any of the $10,000,000 permitted to be applied for Purchases under this Section 6.02(b)(4) in a calendar year (and not so applied) may be carried forward for use in the following two calendar years; provided further, however, that such Purchases for value shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(5) so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Reference Date pursuant to Section 6.01; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(6) repurchases of Capital Stock deemed to occur upon the vesting or exercise of stock options, restricted stock or similar equity awards if such Capital Stock represents a portion of the exercise price of such stock options, restricted stock or similar equity awards and the withholding Tax related thereto; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(7) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations from Net Available Cash; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(8) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations from Net Available Cash (assuming for purposes of the definition of Net Available Cash as used in this clause (8) that the Specified Asset Sale was an Asset Disposition) from the Specified Asset Sale set forth in clause (i) of the definition thereof within 180 days after the receipt of such proceeds; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(9) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of any Indebtedness within 365 days of the Stated Maturity of such Indebtedness; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(10) payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3);

(11) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Second Lien Indebtedness; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3); or

(12) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Reference Date pursuant to this Section 6.02(b)(12), does not exceed $800,000,000; provided, however, that

(A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); and

(B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments under Section 6.02(a)(3).

SECTION 6.03. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower;

(2) make any loans or advances to the Borrower; or

(3) transfer any of its property or assets to the Borrower, except:

(A) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Restatement Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Borrower) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 6.03(3)(A) or Section 6.03(3)(B) or this Section 6.03(3)(C) or contained in any amendment to an agreement referred to in Section 6.03(3)(A) or Section 6.03(3)(B) or this Section 6.03(3)(C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such predecessor agreements;

(D) in the case of Section 6.03(3), any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

(ii) contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity or any other party to a Qualified Receivables Transaction in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity or such other party, as applicable;

(G) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.03(3);

(H) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(I) restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties; and

(J) with respect to any Foreign Restricted Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued, if:

(i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement; or

(ii) at the time such Indebtedness is Incurred, such encumbrance or restriction is not expected to materially affect the Borrower’s ability to make principal or interest payments on the Obligations, as determined in good faith by a Financial Officer of the Borrower, whose determination shall be conclusive.

SECTION 6.04. Limitation on Sales of Assets and Subsidiary Stock. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash or Additional Assets.

(b) For the purposes of this covenant, the following are deemed to be cash:

(1) the assumption of Indebtedness or other obligations of the Borrower (other than obligations in respect of Disqualified Stock of the Borrower) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness or obligations in connection with such Asset Disposition;

(2) any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (1) $200,000,000 and (2) 1.5% of the total Consolidated assets of the Borrower as shown on the most recent balance sheet of the Borrower filed with the SEC;

(3) securities, notes or similar obligations received by the Borrower or any Restricted Subsidiary from the transferee that are promptly converted by the Borrower or such Restricted Subsidiary into cash; and

(4) Temporary Cash Investments.

(c) Upon receipt of written notice from the Borrower to the Collateral Agent, the Collateral Agent is hereby authorized and directed to release any security interest under any Security Document in any Capital Stock of any Foreign Subsidiary transferred, for tax planning or other business purposes, consistent with the Borrower’s past practices, to any Foreign Subsidiary whose Capital Stock has been pledged under any of the Security Documents if either (i) the transferor of such Capital Stock is the Borrower or a Domestic Subsidiary and such release is required in order to obtain the desired amount of consideration from such transfer, or (ii) after giving effect to such transfer, the aggregate fair value of all such Capital Stock (other than Capital Stock transferred in a transaction described in the immediately preceding clause (i)), determined as of the date of each respective transfer, does not exceed, for all such transfers, $250,000,000.

SECTION 6.05. Limitation on Transactions with Affiliates. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25,000,000,

(A) are set forth in writing, and

(B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $75,000,000, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Borrower and its Restricted Subsidiaries.

(b) The provisions of Section 6.05(a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to Section 6.02;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, incentive compensation plans, stock options and stock ownership plans approved by the Board of Directors;

(3) the grant of stock options or similar rights to employees and directors of the Borrower pursuant to plans approved by the Board of Directors;

(4) loans or advances to employees in the ordinary course of business of the Borrower;

(5) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(6) any transaction between or among any of the Borrower, any Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Borrower;

(8) any agreement as in effect on the Restatement Date described in the Disclosure Documents, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable in any material respect to the Borrower or its Restricted Subsidiaries) and the transactions evidenced thereby;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party; or

(10) any transaction effected as part of a Qualified Receivables Transaction.

SECTION 6.06. Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Restatement Date or thereafter acquired, securing any Indebtedness, except:

(a) Liens to secure Indebtedness permitted pursuant to Section 6.01(b)(1) and Liens under the Credit Documents securing Obligations; provided that any collateral securing Second Lien Indebtedness shall also constitute Collateral and any Lien securing Second Lien Indebtedness shall be subordinated to the Liens securing the Obligations, on the terms set forth in the Lenders Lien Subordination and Intercreditor Agreement;

(b) Liens to secure Indebtedness permitted pursuant to Section 6.01(b)(12); provided that any Liens to secure Indebtedness permitted pursuant to Section 6.01(b)(12) shall be subordinate and junior to the Liens securing the Obligations on the terms set forth in the Lien Subordination and Intercreditor Agreement;

(c) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(d) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(e) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(f) Liens on assets not constituting Collateral under this Agreement which secure obligations under letters of credit, bank guarantees, Trade Acceptances or similar credit transactions or are in favor of issuers of surety or performance bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit, bank guarantees, Trade Acceptances and similar credit transactions do not constitute Indebtedness;

(g) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under Section 6.01(b)(6)); provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(i) Liens existing on the Restatement Date (which Liens, in the case of Liens on assets of the Borrower and of each other Subsidiary that is organized under the laws of the United States or Canada or any of their territories or possessions or any political subdivision thereof, are set forth in Annex II to the Disclosure Letter); provided that (x) any such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (y) any such Lien shall secure only those obligations which it secured on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount hereof (other than Liens referred to in the foregoing clauses (a) and (b));

(j) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after-acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Borrower or a Restricted Subsidiary;

(k) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;

(l) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(m) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Agreement;

(n) Liens on assets not constituting Collateral under this Agreement which secure Indebtedness of any Foreign Restricted Subsidiary Incurred under Section 6.01(b)(10);

(o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred in the foregoing clauses (h), (i), (j) and (k); provided, however, that:

(1) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof); and

(2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (h), (i), (j) or (k) at the time the original Lien became a permitted Lien under this Agreement; and

(B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(p) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” not constituting Collateral under this Agreement Incurred in connection with a Qualified Receivables Transaction;

(q) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(r) Liens arising from Uniform Commercial Code financing statement filings regarding leases that do not otherwise constitute Indebtedness and that are entered into in the ordinary course of business;

(s) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(t) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

(u) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of Trade Acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods;

(w) Liens on assets not constituting Collateral under this Agreement which secure Indebtedness Incurred under Section 6.01(b)(11) or (13);

(x) Liens on assets subject to Sale/Leaseback Transactions; provided that the aggregate outstanding Attributable Debt in respect of such Liens (other than any such Liens imposed against all or a portion of the Borrower’s properties in Akron, Summit County, Ohio subject to a Sale/Leaseback Transaction) shall not at any time exceed $125,000,000; and

(y) other Liens on assets that do not constitute Collateral to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (y) does not exceed 7.5% of Consolidated assets of the Borrower, as determined based on the consolidated balance sheet of the Borrower as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided, however, that notwithstanding whether this clause (y) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (y) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (y).

For the avoidance of doubt, each reference in this Section or any other provision of this Agreement to “assets not constituting Collateral” (or any similar phrase) means assets that (a) are not subject to any Lien securing the Obligations and (b) are not and (absent a change in facts) will not be required under the terms of this Agreement or the Security Documents to be made subject to any Lien securing the Obligations by reason of the nature of, or the identity of the Subsidiary owning, such assets (and not as a result of the existence of any other Lien or any legal or contractual provision preventing such assets from being made subject to Liens securing the Obligations).

SECTION 6.07. Limitation on Sale/Leaseback Transactions. The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(a) the Borrower or such Restricted Subsidiary would be entitled to:

(i) Incur Indebtedness with respect to such Sale/Leaseback Transaction pursuant to Section 6.01;

(ii) create a Lien on such property securing such Indebtedness pursuant to Section 6.06(x) or, to the extent the assets subject to such Sale/Leaseback do not constitute Collateral under this Agreement, create a Lien on such property pursuant to the provisions of Section 6.06;

(iii) the gross proceeds payable to the Borrower or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(iv) the transfer of such property is permitted by, and, if applicable, the Borrower applies the proceeds of such transaction in compliance with, Section 6.04; or

(b) the Sale/Leaseback Transaction is with respect to all or a portion of the Borrower’s properties in Akron, Summit County, Ohio.

SECTION 6.08. Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets (including Capital Stock of Subsidiaries) constituting all or substantially all the assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, or, in the case of the Borrower, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary; except that no Domestic Subsidiary may merge into a Foreign Subsidiary, (iii) any sale of a Restricted Subsidiary made in accordance with Section 6.04 may be effected by a merger of such Restricted Subsidiary and (iv) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary; provided that any Investment that takes the form of a merger, amalgamation or consolidation (other than any merger, amalgamation or consolidation involving the Borrower) that is expressly permitted by Section 6.02 shall be permitted under this Section 6.08.

SECTION 6.09. Consolidated Coverage Ratio. The Borrower will not at any time when the requirements of this Section 6.09 apply permit the Consolidated Coverage Ratio for the most recent period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been filed with the SEC prior to such time to be less than 2.00 to 1.00. On each occasion that the Available Commitments shall for five consecutive Business Days be less than $200,000,000, the requirements of this Section 6.09 shall apply from such fifth Business Day to the first day thereafter as of which Available Commitments shall for 10 consecutive Business Days have been equal to or greater than $200,000,000.

SECTION 6.10. Anti-Corruption Laws and Sanctions. (a) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Borrowing or any Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws where such violation would be material to the rights or interests of the Lenders.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Borrowing or any Letter of Credit, for the purpose of funding any activity, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activity, business or transaction would be prohibited by Sanctions if conducted by a Person organized or formed under the laws of the United States.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of (i) in the case of fees and interest payable under Sections 2.09 and 2.10, respectively, five Business Days, and (ii) in the case of any other fees, interest or other amounts (other than those referred to in clause (a) of this Section 7.01), five Business Days after the earlier of (A) the day on which a Financial Officer first obtains knowledge of such failure and (B) the day on which written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or Issuing Bank;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in any Credit Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect when made or deemed made in any respect material to the rights or interests of the Lenders under the Credit Documents;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Credit Document (other than those specified in clauses (a), (b) and (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided that the failure of any Credit Party to perform any covenant, condition or agreement made in any Credit Document (other than this Agreement) shall not constitute an Event of Default unless such failure shall be (i) willful or (ii) material to the rights or interests of the Lenders under the Credit Documents;

(f) the Borrower or any Consolidated Subsidiary shall fail to make any payment of principal in respect of any Material Indebtedness at the scheduled due date thereof and such failure shall continue beyond any applicable grace period, or any event or condition occurs that results in any Material Indebtedness (other than any Qualified Receivables Transaction existing on March 31, 2003) becoming due or being required to be prepaid, repurchased, redeemed, defeased or terminated prior to its scheduled maturity (other than, in the case of any Qualified Receivables Transaction, any event or condition not caused by an act or omission of the Borrower or any Subsidiary, if the Borrower shall furnish to the Administrative Agent a certificate to the effect that after the termination of such Qualified Receivables Transaction the Borrower and the Subsidiaries that are a party thereto have sufficient liquidity to operate their businesses in the ordinary course); provided that this clause (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness in accordance with the terms and conditions of this Agreement or (ii) Material Indebtedness of any Foreign Subsidiary if the Borrower is unable, due to applicable law restricting Investments in such Foreign Subsidiary, to make an Investment in such Foreign Subsidiary to fund the payment of such Material Indebtedness;

(g) any event or condition occurs that continues beyond any applicable grace period and enables or permits the holder or holders of any Material Indebtedness (other than any Qualified Receivables Transaction existing on March 31, 2003) or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption, defeasance or termination thereof, prior to its scheduled maturity; provided, that (i) no Event of Default shall occur under this clause (g) as a result of any event or condition relating to any Qualified Receivables Transaction, other than any default in the payment of principal or interest thereunder and (ii) this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness in accordance with the terms and conditions of this Agreement or (B) Material Indebtedness of any Foreign Subsidiary if the Borrower is unable, due to applicable law restricting Investments in such Foreign Subsidiary, to make an Investment in such Foreign Subsidiary to fund the payment of such Material Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, bankruptcy, moratorium, suspension of payment or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee in bankruptcy, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, bankruptcy, moratorium, suspension of payment or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee in bankruptcy, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would be materially likely to result in a Material Adverse Change;

(l) Liens created under the Security Documents shall not be valid and perfected Liens on a material portion of the Collateral;

(m) any Guarantee of the Obligations under the Guarantee and Collateral Agreement or the Canadian Security Documents shall fail to be a valid, binding and enforceable Guarantee of one or more Subsidiary Guarantors where such failure would constitute or be materially likely to result in a Material Adverse Change; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments and each LC Commitment shall immediately be terminated, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) demand cash collateral with respect to any Letter of Credit pursuant to Section 2.03(j) (it being agreed that such demand will be deemed to have been made with respect to all Letters of Credit if any Loans are declared to be due and payable as provided in the preceding clause (ii)); and in case of any event with respect to the

Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically be terminated, and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the Borrower’s obligation to provide cash collateral for Letters of Credit shall become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and Issuing Banks hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof and of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.

The bank or banks serving as the Agents hereunder shall have the same rights and powers in their capacity as Lenders or Issuing Banks as any other Lender or Issuing Bank and may exercise the same as though they were not Agents, and such bank or banks and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if they were not Agents hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agents are required to exercise in writing by the Majority Lenders, and (c) except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information communicated to the Agents by or relating to the Borrower or any Subsidiary. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Majority Lenders or the Lenders, as the case may be, or in the absence of their own gross negligence or willful misconduct. In addition, the Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agents by the Borrower or a Lender or Issuing Bank, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them with reasonable care, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

The Agents may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by the Agents. The Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Agents and any such sub-agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor with the Borrower’s written consent (which shall not be unreasonably withheld or delayed and shall not be required from the Borrower if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing). If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, with the Borrower’s written consent (which shall not be unreasonably withheld or delayed and shall not be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing), appoint a successor Agent which shall be a bank or an Affiliate thereof, in each case with a net worth of at least $1,000,000,000 and an office in New York, New York. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision contained herein, (a) each Lender and each Issuing Bank acknowledges that the Administrative Agent is not acting as an agent of the Borrower and that the Borrower will not be responsible for acts or failures to act on the part of the Administrative Agent and (b) none of the Arrangers, Syndication Agents, Documentation Agents, Senior Managing Agents or Managing Agents shall, in its capacity as such, have any responsibilities, fiduciary or otherwise, to the Borrower, to any Lender or to any other Person under this Agreement or the other Credit Documents.

Without prejudice to the provisions of this Article VIII, each Lender and Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as the Person holding the power of attorney (in such capacity, the “fondé de pouvoir”) of the Lenders and Issuing Banks as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the fondé de pouvoir under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the Person holding the power of attorney as aforesaid, each Lender and Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders and Issuing Banks to hold and to be the sole registered holder of any debenture which may be issued under any hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law. In this respect, (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture and owing to each Lender and Issuing Bank and (ii) each Lender and Issuing Bank will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof.

Each of the fondé de pouvoir and the Custodian shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the fondé de pouvoir and the Custodian (as applicable) with respect to the charged property under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders or the Issuing Banks, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise and on such terms and conditions as it may determine from time to time. Any Person who becomes a Lender or an Issuing Bank shall be deemed to have consented to and confirmed: (y) the fondé de pouvoir as the Person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender or Issuing Bank, all actions taken by the fondé de pouvoir in such capacity, and (z) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender or Issuing Bank, all actions taken by the Custodian in such capacity.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail (including e-mails of scanned or pdf copies of documents), as follows:

(i) if to the Borrower, to it at 200 Innovation Way, Akron, Ohio, 44316, Attention of the Treasurer;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, Wholesale Loan Operations, 500 Stanton-Christiana Road, OPS2 3rd Floor, Newark, DE 19713, Attention of David Brace (Telecopy No. (302)-634-1028), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th floor, New York, NY 10179, Attention of Robert Kellas (Telecopy No. (212) 270-5100);

(iii) if to a Lender, to it at its address (or telecopy number or e-mail address) set forth in Schedule 2.01 or its Administrative Questionnaire; and

(iv) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any communication hereunder by posting such communication on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any party hereto or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any transmission of communications through the Platform, except to the extent that such damages have resulted from the willful misconduct or gross negligence of, or a material breach of the agreements of the Administrative Agent under any Credit Document by, the Administrative Agent, in each case, determined in a final non-appealable judgment of a court of competent jurisdiction.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Except to the extent otherwise expressly set forth in this Agreement (including in Section 2.18), neither this Agreement nor any other Credit Document (other than any Issuing Bank Agreement or any letter of credit application referred to in Section 2.03(a) or (b)) nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent and the Credit Party or Credit Parties that are parties thereto, in each case with the consent of the Majority Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender or extend the Commitment Termination Date with respect to any Lender without the written consent of such Lender, (ii) reduce or forgive all or part of the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the prior written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or the required date of reimbursement of any LC Disbursement, or date for the payment of any interest on any Loan or any fee, or reduce the amount of, waive or excuse any such payment, without the prior written consent of each Lender adversely affected thereby, (iv) release all or substantially all the Subsidiary Guarantors from their Guarantees under the Guarantee and Collateral Agreement, or release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (v) change any provision of the Guarantee and Collateral Agreement or any other Security Document to alter the amount or allocation of any payment to be made to the Secured Parties, without the written consent of each adversely affected Lender, (vi) change Section 2.15 in a manner that would alter the pro rata sharing of any payment without the written consent of each Lender adversely affected thereby, (vii) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (viii) at any time amend, modify or otherwise alter in a manner which would increase the amount of the Borrowing Base Availability, the advance rates or the eligibility standards used in determining the Borrowing Base, or the amounts or limits set forth in clauses (c) and (d) of the definition of “Borrowing Base”, without the prior written consent of Lenders having aggregate Credit Exposures and unused Commitments representing at least 66-2/3% of the sum of the total Credit Exposures and unused Commitments at such time, or (ix) change any provision of Section 2.17 or of the definition of “Bankruptcy Event”, “Defaulting Lender” or “Lender Parent” without the written consent of the Administrative Agent and each Issuing Bank; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or Issuing Bank under any Credit Document, or any provision of any Credit Document providing for payments by or to the Administrative Agent or any Issuing Bank (or, in the case of any Issuing Bank, any provision of Section 2.03 affecting such Issuing Bank or any provision relating to the purchase of participations in Letters of Credit), in each case without the prior written consent of such Agent or Issuing Bank, as the case may be; provided further, that so long as the rights or interests of any Lender shall not be adversely affected in any material respect, the Guarantee and Collateral Agreement or any other Security Document may be amended without the consent of the Majority Lenders (A) to cure any ambiguity, omission, defect or inconsistency, or (B) to provide for the addition of any assets or classes of assets to the Collateral. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Administrative Agent (and, if their rights or obligations are affected thereby or if their consent would be required under the preceding provisions of this paragraph, the Issuing Banks) and the Lenders that will remain parties hereto after giving effect to such amendment if (1) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall be terminated upon the effectiveness of such amendment and (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) Notwithstanding anything in paragraph (b) of this Section to the contrary, this Agreement and the other Credit Documents may be amended at any time and from time to time to increase the aggregate Commitments by an agreement in writing entered into by the Borrower, the Administrative Agent, the Collateral Agent and each

Person (including any Lender) that shall agree to provide any such additional Commitment (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the Commitment set forth in such agreement; provided, however, that: (i) the aggregate amount of such additional Commitments established pursuant to this paragraph shall not exceed $250,000,000; (ii) no Default or Event of Default shall exist at the time such amendment becomes effective; (iii) in the case of any additional Commitment that is to be provided by a Person that is not a Lender immediately prior to the effectiveness of such amendment, each Principal Issuing Bank shall have consented to such Person becoming a Lender (such consent not to be unreasonably withheld), and (iv) the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks) of Covington & Burling LLP, counsel for the Borrower (or other counsel for the Borrower reasonably satisfactory to the Administrative Agent) in a form reasonably acceptable to the Administrative Agent but in substance to the effect that the incurrence of each Loan, Letter of Credit and LC Disbursement under such additional Commitments, and each Lien securing them, will be permitted under each indenture or other agreement governing any Material Indebtedness in effect at the time of the effectiveness of such amendment, and such Loans, Letters of Credit and LC Disbursements will constitute Designated Senior Obligations under the Lien Subordination and Intercreditor Agreement and First Lien Obligations under the Lenders Lien Subordination and Intercreditor Agreement. Each Loan, Letter of Credit and LC Disbursement under such additional Commitments established pursuant to this paragraph shall constitute Loans, Letters of Credit and LC Disbursements under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests and Liens created by the Guarantee and Collateral Agreement and the other Security Documents. The Borrower shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that all requirements under the Credit Documents in respect of the provision and maintenance of Collateral continue to be satisfied after the establishment of any such additional Commitments.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates (including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Agents and the Arrangers, and other local and foreign counsel for the Agents and Arrangers, limited to one per jurisdiction for all the Agents and Arrangers, taken as a whole, in connection with the Security Documents and the creation and perfection of the Liens created thereby and other local and foreign law matters) in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, any Issuing Bank or any Lender (limited to one per jurisdiction for all the Agents, Issuing Banks and Lenders, taken as a whole), in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans or Letters of Credit. The Borrower also shall pay all out-of-pocket expenses incurred by the Collateral Agent in connection with the creation and perfection of the security interests contemplated by this Agreement, including all filing, recording and similar fees and, as more specifically set forth above, the reasonable fees and disbursements of counsel (including foreign counsel in connection with Foreign Pledge Agreements).

(b) The Borrower shall indemnify each Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable fees, disbursements and other charges of one firm of counsel selected by the Administrative Agent for all Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one firm of counsel for such affected Indemnitee and, if necessary, a single local counsel in each appropriate jurisdiction for such affected Indemnitee)), incurred by or asserted against any Indemnitee and arising out of (i) the execution or delivery of this Agreement or any other Credit Document or other agreement or instrument contemplated hereby, the syndication and arrangement of the credit facilities provided for herein, the performance by the parties hereto of their respective obligations or the exercise by the parties hereto of their rights hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether initiated against or by any Indemnitee, any party to any Credit Document, any Related Party of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses shall have resulted from (A) the willful misconduct or gross negligence of such Indemnitee or any of its Related Parties, as determined in a final, non-appealable judgment by a court of competent jurisdiction, (B) the material breach by such Indemnitee or any of its Related Parties of agreements set forth herein or in any other Credit Document, as determined in a final, non-appealable judgment by a court of competent jurisdiction, or (C) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Related Parties and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any of the Agents, Syndication Agents, Documentation Agents, Senior Managing Agents or Arrangers in their respective capacities or in fulfilling their respective roles as Agents, Syndication Agents, Documentation Agents, Senior Managing Agents or Arrangers or similar roles under the Credit Documents or in respect of the credit facilities provided for herein); and provided further, that the Borrower will not be liable under this Section for any settlement of any claim, action, suit, inquiry, litigation, investigation or proceeding unless such settlement is approved in writing by the Borrower (such approval not to be withheld, conditioned or delayed if the terms of the settlement are reasonable under the circumstances). Notwithstanding any other provision of this Agreement, none of the Indemnitees, the Borrower or its Affiliates or its or their representatives shall be liable for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) in connection with this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Letter of Credit or Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith; provided that this sentence shall not limit the indemnity and reimbursement obligations of the Borrower to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this paragraph.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, Arranger or Issuing Bank, as the case may be, such Lender’s ratable percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the outstanding Loans and LC Exposures and unused Commitments of such Lender and the other Lenders (or, if the Commitments shall have been terminated and there shall be no outstanding Loans or LC Exposures, based on the Loans and LC Exposures and unused Commitments most recently in effect)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, Arranger or Issuing Bank in its capacity as such.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Indemnitees and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Section 2.16, no Lender or Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitees, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and Section 2.16, any Lender may assign to one or more assignees (other than the Borrower or a Subsidiary or a natural person, but including any CLO or other Approved Fund) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, a Federal Reserve Bank or, if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender, a Federal Reserve Bank or an Approved Fund; and

(C) each Principal Issuing Bank; provided that no consent of any Principal Issuing Bank shall be required for an assignment to an assignee that is a Federal Reserve Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s applicable Commitment unless each of the Borrower and the Administrative Agent shall otherwise consent, provided (i) that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing and (ii) in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall, except as contemplated by Section 2.16, execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. Each assignment hereunder shall be deemed to be an assignment of the related rights under the Guarantee and Collateral Agreement and each other applicable Security Document.

(iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender (except as contemplated by Section 2.16) and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Assumption; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of their obligations under this Agreement or under any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; (C) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Assumption and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (G) such assignee agrees that it will not book any Loan or hold any participation in any Letter of Credit or LC Disbursement at an Austrian branch or through an Austrian Affiliate and will comply with Section 9.18 of this Agreement; and (H) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 9.04(c) shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or other rights and obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant and that, under Section 9.02, would require the consent of each affected Lender. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations under Sections 2.14(f) and (g) (it being understood that the documentation required under Sections 2.14(f) and (g) shall be delivered to the applicable Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall specifically refer to this exception.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.16 shall be deemed an assignment pursuant to Section 9.04(b) and shall be valid and in full force and effect for all purposes under this Agreement.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Issuing Banks. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment, engagement or fee letter that by the terms of such document survive the execution and delivery of this Agreement). Except as provided in Section 4.01, this amendment and restatement of the Existing Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent (or its counsel) shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto (or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement), and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Each financial institution that shall be party to an Issuing Bank Agreement executed by the Borrower and the Administrative Agent shall be a party to and an Issuing Bank under this Agreement, and shall have all the rights and duties of an Issuing Bank hereunder and under its Issuing Bank Agreement. Each Lender hereby authorizes the Administrative Agent to enter into Issuing Bank Agreements.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. No failure to obtain any approval required for the effectiveness of any provision of this Agreement shall affect the validity or enforceability of any other provision of this Agreement.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Loans shall have become due and payable pursuant to Section 7.01, each Lender, each Issuing Bank and each Affiliate of any of the foregoing is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each of the Lenders and the Issuing Banks under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Except as provided in the last sentence of this paragraph, each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New

York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect any right of the Collateral Agent to bring any action or proceeding relating to any Collateral in the courts of any jurisdiction where such Collateral is located or deemed located.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who have been informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent requested by any regulatory or self-regulatory authority (including the NAIC) with jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that it shall, to the extent permitted by law and regulation, give the Borrower prompt notice after obtaining knowledge of any such subpoena or similar legal process so that the Borrower may at its own expense seek a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) to the extent necessary or advisable in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any credit insurance provider in connection with any credit insurance, or prospective credit insurance, relating to the Borrower and any of its obligations or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any other party to this Agreement that is not known by the recipient to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information or (iii) was available to any Agent, any Issuing Bank or any Lender on a non-confidential basis prior to its disclosure by the Borrower or any other party to this Agreement from a source other than the Borrower or any other party to this Agreement that is not known by the recipient to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information. For the purposes of this Section, “Information” means all information received from the Borrower or Persons acting on its behalf relating to the Borrower or its business, other than, after the earlier of (A) the date that is four Business Days after the Restatement Date or (B) the date on which the Borrower files a Form 8-K with the SEC with respect to this Agreement, information pertaining to this Agreement routinely provided by arrangers of credit facilities to data service providers, including league table providers, that serve the lending industry.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Alternate Base Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Security Documents. Each Lender hereby irrevocably authorizes and directs the Collateral Agent to execute and deliver, or ratifies the execution and delivery by the Collateral Agent of, the Reaffirmation Agreement, the Guarantee and Collateral Agreement, the Lenders Lien Subordination and Intercreditor Agreement, the Lien Subordination and Intercreditor Agreement and each other Security Document and hereby irrevocably authorizes and directs the Collateral Agent to carry out the provisions thereof and exercise the authority conferred upon it therein. Each Lender, by executing and delivering this Agreement, acknowledges receipt of a copy of the Reaffirmation Agreement and the Guarantee and Collateral Agreement and approves and agrees to be bound by and to act in accordance with the terms and conditions of the Reaffirmation Agreement, the Guarantee and Collateral Agreement and each other Security Document insofar as they relate to or require performance by the Lenders, specifically including (i) the provisions of Article VII of the Guarantee and Collateral Agreement (governing the exercise of remedies under the Security Documents and the distribution of the proceeds realized from such exercise), (iii) the provisions of Articles IX and X of the Guarantee and Collateral Agreement (relating to the duties and responsibilities of the Collateral Agent thereunder and providing for the indemnification and the reimbursement of expenses of the Collateral Agent thereunder by the Lenders), and (iv) the provisions of Section 12.13 of the Guarantee and Collateral Agreement (providing for releases of Guarantees of and Collateral securing the Obligations). Each party hereto further agrees that the foregoing provisions of the Guarantee and Collateral Agreement shall apply to each other Security Document. In the event that the Borrower shall incur Indebtedness to refinance or replace Indebtedness under the Second Lien Agreement in compliance with Sections 6.01 and 6.06, each Lender hereby irrevocably authorizes and directs the Collateral Agent to enter into an intercreditor agreement on substantially the same terms as those of the Lenders Lien Subordination and Intercreditor Agreement (as in effect at the time of such refinancing or replacement) with the holders of such Indebtedness or their representative. Without limiting any other authority conferred upon the Collateral Agent under the Security Documents, the Collateral Agent is authorized to release from the Lien of the Security Documents ancillary structures on Mortgaged Properties that the Borrower advises are not of material value and not critical to the activities conducted on such Mortgaged Properties if such releases will avoid the need to obtain flood insurance that would otherwise be required under applicable law, including Regulation H of the Board.

SECTION 9.15. Additional Financial Covenants. Notwithstanding anything else contained herein to the contrary, in the event that any maintenance financial covenant other than the financial covenant set forth in Section 6.09 is included in the Second Lien Agreement or any SSLI Documentation (as defined in Schedule 1.01C), such covenant will be deemed to be added to Article VI of this Agreement automatically, without the need for any further action whatsoever.

SECTION 9.16. Effect of Restatement. This Agreement shall supersede the Existing Credit Agreement from and after the Restatement Date with respect to the transactions hereunder and with respect to the loans and letters of credit outstanding under the Existing Credit Agreement as of the Restatement Date. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Credit Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Credit Documents as in effect prior to the Restatement Date, (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Credit Documents, (c) the liens, security interests and pledges in favor of the Collateral Agent for the benefit of the Credit Parties securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (d) all references in the other Credit Documents to the Credit Agreement shall be deemed to refer without further amendment to this Agreement.

SECTION 9.17. USA Patriot Act Notice. Each Lender and Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender or Issuing Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Austrian Matters.

(a) Notices with respect to Austria. Each party to this Agreement agrees that it will (i) only send notices and other written references to this Agreement or any other Credit Document (this Agreement, the other Credit Documents and any notices or other written references to this Agreement or any other Credit Document, each, a “Stamp Duty Sensitive Document”) to or from Austria by email which do not contain the signature of any party (whether manuscript or electronic, including, for the avoidance of doubt, the name of an individual or other entity) and (ii) not send fax or scanned copies of a signed Stamp Duty Sensitive Document to or from Austria.

(b) Agreement to be Kept Outside Austria. No party to this Agreement shall bring or send to or otherwise produce in Austria (x) an original copy, notarised copy or certified copy of any Stamp Duty Sensitive Document, or (y) a copy of any Stamp Duty Sensitive Document signed or endorsed by one or more parties other than in the event that:

(1) this does not cause a liability of a party to this Agreement to pay stamp duty in Austria;

(2) a party to this Agreement wishes to enforce any of its rights under or in connection with such Stamp Duty Sensitive Document in Austria and is only able to do so by bringing, sending to or otherwise producing in Austria (x) an original copy, notarised copy or certified copy of the relevant Stamp Duty Sensitive Document or (y) a copy of any Stamp Duty Sensitive Document signed or endorsed by one or more parties and it would not be sufficient for that party to bring, send to or otherwise produce in Austria a simple copy (i.e. a copy which is not an original copy, notarised copy or certified copy) of the relevant Stamp Duty Sensitive Document for the purposes of such enforcement. In connection with the foregoing, each party to this Agreement agrees that in any form of proceedings in Austria simple copies may be submitted by either party to this Agreement and undertakes to refrain from (I) objecting to the introduction into evidence of a simple copy of any Stamp Duty Sensitive Document or raising a defense to any action or to the exercise of any remedy for the reason of an original or certified copy of any Stamp Duty Sensitive Document not having been introduced into evidence, unless such simple copy actually introduced into evidence does not accurately reflect the content of the original document and (II) contesting the authenticity (Echtheit) of a simple copy of any such Stamp Duty Sensitive Document before an Austrian court or authority, unless such simple copy does not accurately reflect the content of the original document; or

(3) a party to this Agreement is required by law, governmental body, court, authority or agency pursuant to any law or legal requirement (whether for the purposes of initiating, prosecuting, enforcing or executing any claim or remedy or enforcing any judgment or otherwise), to bring an original, notarised copy or certified copy of any Stamp Duty Sensitive Document into Austria.

(c) Austrian Stamp Duty. Notwithstanding any other provisions in any of the Credit Documents, if any liability to pay Austrian stamp duties is triggered:

(1) as a result of a party to this Agreement (i) breaching its obligations under paragraph (a), (b) or (d) of this Section, or (ii) booking its Loans or making or accepting performance of any rights or obligations under this Agreement or any of the other Credit Documents through an entity organized under the laws of the Republic of Austria or a branch or an Affiliate, located or organized in the Republic of Austria, of an entity organized under the laws of a jurisdiction other than the Republic of Austria, that party shall pay such stamp duties; and

(2) in circumstances other than those described in clause (1) of this paragraph (c), the Borrower shall be liable for the payment of all such stamp duties.

(d) Place of Performance Outside Austria. Each of the parties hereto agrees that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Agreement and the other Credit Documents shall be outside the Republic of Austria, and the payment of amounts under this Agreement must be made to a bank account outside the Republic of Austria. The Administrative Agent, the Collateral Agent and each Lender agrees to designate and maintain one or more accounts at one or more lending offices located outside the Republic of Austria to which all amounts payable to such party under this Agreement and the other Credit Documents shall be made.

SECTION 9.19. No Fiduciary Relationship. The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.

SECTION 9.20. Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including, to the extent such laws are applicable, Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including, to the extent such laws are applicable, Federal, state and foreign securities laws.

SECTION 9.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(3) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(c) The following terms shall for purposes of this Agreement have the meanings set forth below:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GOODYEAR TIRE & RUBBER COMPANY,

by
/s/ Peter R. Rapin
Name: Peter R. Rapin
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Collateral Agent,

by
/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

THE GOODYEAR TIRE & RUBBER COMPANY

AMENDED AND RESTATED

FIRST LIEN CREDIT AGREEMENT

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

BANK OF AMERICA, N.A.

by
/s/ Karla M. Ruppert
Name: Karla M. Ruppert
Title: Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

BARCLAYS BANK PLC

by
/s/ Vanessa A. Kurbatskiy
Name: Vanessa A. Kurbatskiy
Title: Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

BNP PARIBAS

by
/s/ Guelay Mese
Name: Guelay Mese
Title: Director

by
/s/ John McDevitt
Name: John McDevitt
Title: Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

CITIBANK, N.A., AS LENDER

by
/s/ Shane V. Azzara
Name: Shane V. Azzara
Title: Director & Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

by
/s/ Kaye Ea
Name: Kaye Ea
Title: Managing Director

by
/s/ Gordon Yip
Name: Gordon Yip
Title: Director

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

DEUTSCHE BANK AG NEW YORK BRANCH, AS A LENDER

by
/s/ Michael Shannon
Name: Michael Shannon
Title: Vice President

by
/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

GOLDMAN SACHS BANK USA

by
/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

WELLS FARGO BANK, N.A.

by
/s/ Mark Bradford
Name: Mark Bradford
Title: Duly Authorized Signatory

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

CAPITAL ONE, N.A.

by
/s/ Kiel Johnson
Name: Kiel Johnson
Title: Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

HSBC BANK USA, NATIONAL ASSOCIATION

by
/s/ Christopher S. Helmeci
Name: Christopher S. Helmeci
Title: SVP/Relationship Manager

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

MUFG UNION BANK, N.A.

by
/s/ Brent Housteau
Name: Brent Housteau
Title: Director

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

NYCB SPECIALTY FINANCE COMPANY, LLC A WHOLLY-OWNED SUBSIDIARY OF NEW YORK COMMUNITY BANK

by
/s/ Tara Wrobel
Name: Tara Wrobel
Title: First Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

PNC BANK, NATIONAL ASSOCIATION

by
/s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Senior Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

BMO HARRIS BANK, NA

by
/s/ Kara Goodwin
Name: Kara Goodwin
Title: Managing Director

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

COMMERZBANK AG, NEW YORK BRANCH

by
/s/ Michael Ravelo
Name: Michael Ravelo
Title: Director

by
/s/ Vanessa De La Ossa
Name: Vanessa De La Ossa
Title: Assistant Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

EXPORT DEVELOPMENT CANADA

by
/s/ Danielle Dunlop
Name: Danielle Dunlop
Title: Financing Manager

by
/s/ Duncan Filshie
Name: Duncan Filshie
Title: Financing Manager

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

FIFTH THIRD BANK

by
/s/ Joseph Lehrer
Name: Joseph Lehrer
Title: Managing Director

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

NATIXIS NEW YORK BRANCH

by
/s/ Rebecca Lo
Name: Rebecca Lo
Title: Analyst

by
/s/ Ronald Lee
Name: Ronald Lee
Title: Director

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

REGIONS BANK

by
/s/ Kevin R. Rogers
Name: Kevin R. Rogers
Title: Senior Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

ROYAL BANK OF CANADA

by
/s/ Gina Lee
Name: Gina Lee
Title: Attorney In Fact

by
/s/ Andrew Chaykoski
Name: Andrew Chaykoski
Title: Attorney In Fact

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

U.S. BANK NATIONAL ASSOCIATION

by
/s/ Lynne Ciaccia
Name: Lynne Ciaccia
Title: Authorized Officer

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

INTESA SANPAOLO S.P.A. — NEW YORK BRANCH

by
/s/ Jordan Schweon
Name: Jordan Schweon
Title: Global Relationship Manager

by
/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: F.V.P. & Head of Credit

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

LENDER LLOYDS BANK PLC

by
/s/ Erin Doherty
	Name:	Erin Doherty
	Title:	Assistant Vice President Transaction Execution Category A D006

by
/s/ Daven Popat
	Name:	Daven Popat
	Title:	Senior Vice President Transaction Execution Category A P003

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

SIGNATURE BANK

by
/s/ John J. Butera
Name: John J. Butera
Title: Vice President

Signature Page to

The Goodyear Tire & Rubber Company’s

Amended and Restated First Lien

Credit Agreement Dated as of

April 7, 2016

THE HUNTINGTON NATIONAL BANK

by
/s/ Diana L Guzzo
Name: Diana L Guzzo
Title: Vice President

Schedule 1.01A to

Amended and Restated

First Lien Credit Agreement

Consent Subsidiaries

•	Goodyear-SRI Global Purchasing Company
•	Goodyear Australia Pty Limited
•	Goodyear South Asia Tyres Private Ltd.
•	Goodyear Maroc S.A.
•	MaxxiMarketing, LLC

Schedule 1.01B to

Amended and Restated

First Lien Credit Agreement

Mortgaged Properties

1.	Amended and Restated First Priority Mortgage (With Power of Sale), Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 20, 2007 from The Goodyear Tire & Rubber Company to JPMorgan Chase Bank, N.A., as amended by the First Amendment to Amended and Restated First Priority Mortgage (With Power of Sale), Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 19, 2012, by and between The Goodyear Tire & Rubber Company and JPMorgan Chase Bank, N.A. regarding premises in Lawton, Comanche County, Oklahoma.

2.	Amended and Restated First Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 20, 2007 from The Goodyear Tire & Rubber Company to JPMorgan Chase Bank, N.A., as amended by the First Amendment to Amended and Restated First Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 19, 2012 by and between The Goodyear Tire & Rubber Company and JPMorgan Chase Bank, N.A. regarding premises in Topeka, Shawnee County, Kansas.

3.	Amended and Restated First Priority Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 20, 2007 from The Goodyear Tire & Rubber Company to JPMorgan Chase Bank, N.A., as amended by the First Amendment to Amended and Restated First Priority Fee and Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 19, 2012 by and between The Goodyear Tire & Rubber Company and JPMorgan Chase Bank, N.A. regarding premises in Gadsden, Etowah County, Alabama.

4.	Amended and Restated First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 20, 2007 from The Goodyear Tire & Rubber Company to James DeBoer, as Trustee for the benefit JPMorgan Chase Bank, N.A. (“Original First Priority Deed of Trust”), as modified by a Deed of Appointment of Substitute Trustee dated as of April 19, 2012, pursuant to which JPMorgan Chase Bank, N.A. appointed Joshua E. Slan the substitute trustee under the Original First Priority Deed of Trust in place of the original trustee named therein, and as amended by the First Amendment to Amended and Restated First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 19, 2012 by and among The Goodyear Tire & Rubber Company to Joshua E. Slan, as trustee, and JPMorgan Chase Bank, N.A. regarding premises in Danville, Pittsylvania County, Virginia.

5.

Amended and Restated First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 20, 2007 from The Kelly-Springfield Tire Corporation to First American Title Insurance Company, as Trustee for the benefit of JPMorgan Chase Bank, N.A., as assumed by The Goodyear Tire & Rubber

Company and amended by the Assumption and Amendment No. 1 of Amended and Restated First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of December 17, 2008 by and between The Goodyear Tire & Rubber Company and JPMorgan Chase Bank, N.A., and as further amended by the Second Amendment to Amended and Restated First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of April 19, 2012 by and among The Goodyear Tire & Rubber Company, JPMorgan Chase Bank, N.A. and First American Title Insurance Company regarding premises in Fayetteville, Cumberland County, North Carolina.

6.	Amended and Restated First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of April 20, 2007 from The Goodyear Tire & Rubber Company to First American Title Insurance Company, as Trustee for the benefit of JPMorgan Chase Bank, N.A., as amended by the First Amendment to Amended and Restated First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of April 19, 2012 by and between The Goodyear Tire & Rubber Company and JPMorgan Chase Bank, N.A., regarding premises in Caswell County, North Carolina.

Schedule 1.01C to

Amended and Restated

First Lien Credit Agreement

Senior Subordinated-Lien Indebtedness

•	All Senior Subordinated-Lien Indebtedness and the related Liens shall satisfy the requirements set forth in the definition of Senior Subordinated-Lien Indebtedness.

•	The documentation establishing or evidencing any Senior Subordinated-Lien Indebtedness (“SSLI Documentation”) shall contain no maintenance financial covenants that are not contained in this Agreement, and the financial levels or ratios required to be maintained by any such covenants shall be no more restrictive than those required to be maintained by corresponding covenants of this Agreement (it being understood that additional maintenance financial covenants may be included in any SSLI Documentation and, if they are, they shall automatically be included in this Agreement).

•	The SSLI Documentation shall permit (specifically, and not through a basket that could be exhausted by other financings) the refinancing of all Indebtedness under this Agreement, the Second Lien Agreement and the European Facilities Agreement (or any refinancing Indebtedness in respect thereto) with new Indebtedness having a maturity no sooner than, a weighted average life no shorter than, and an aggregate principal amount or accreted value no greater than the fully drawn amount (plus fees and expenses, including any premium and defeasance costs of refinancing) of the refinanced indebtedness or commitments thereunder and secured on the same basis as the Indebtedness refinanced.

•	The SSLI Documentation shall not restrict (except for restrictions that a Financial Officer of the Borrower shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with the Borrower’s ability to effect) the securing of Indebtedness under this Agreement, the Second Lien Agreement or the European Facilities Agreement or any refinancing Indebtedness in respect thereof or the cash collateralization of any letter of credit exposure thereunder (but may require that if Indebtedness under this Agreement, the Second Lien Agreement or the European Facilities Agreement or related refinancing Indebtedness is secured by assets not securing the Indebtedness under this Agreement, the Second Lien Agreement or the European Facilities Agreement on the Restatement Date, a junior lien on such assets, subordinated under the Lien Subordination and Intercreditor Agreement, (or in the case of any lien granted by any Grantor to secure indebtedness under the European Facility Agreement, a ratable or junior lien on such assets) must be granted to secure the Senior Subordinated-Lien Indebtedness).

•

The SSLI Documentation shall not restrict (except for restrictions that a Financial Officer of the Borrower shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with the Borrower’s ability to effect) the use of proceeds from any sale, transfer or other disposition of assets owned directly by (a) the Borrower or any Grantor to repay or prepay Indebtedness under this Agreement or the Second Lien Agreement or refinancing Indebtedness in respect thereof or to cash collateralize any letter of credit exposure thereunder, or (b) the European JV or any of its subsidiaries to repay or prepay Indebtedness under the European Facilities Agreement or refinancing Indebtedness in respect thereof or to cash collateralize any letter of credit exposure thereunder.

Schedule 1.01D to

Amended and Restated

First Lien Credit Agreement

Principal Goodyear Trademarks

The trademark “GOODYEAR”, alone and in conjunction with other words and marks as registered with the United States Patent and Trademark Office.

Schedule 2.01 to

Amended and Restated

First Lien Credit Agreement

Commitments

Lender	Allocation
JPMorgan Chase Bank, N.A.	$120,000,000
Bank of America, N.A.	120,000,000
Barclays Bank PLC	120,000,000
BNP Paribas	120,000,000
Citibank, N.A.	120,000,000
Credit Agricole Corporate and Investment Bank	120,000,000
Deutsche Bank AG New York Branch	120,000,000
Goldman Sachs Bank USA	120,000,000
Wells Fargo Bank, N.A.	120,000,000
Capital One, N.A.	90,000,000
HSBC Bank USA, N.A.	90,000,000
MUFG Union Bank, N.A.	90,000,000
NYCB Specialty Finance Company, LLC	75,000,000
PNC Bank, National Association	75,000,000
BMO Harris Bank, N.A.	50,000,000
Commerzbank AG, New York Branch	50,000,000
Export Development Canada	50,000,000
Fifth Third Bank	50,000,000
Natixis, New York Branch	50,000,000
Regions Bank	50,000,000
Royal Bank of Canada	50,000,000
U.S. Bank	50,000,000
Intesa Sanpaolo S.p.A – New York Branch.	25,000,000
Lloyds Bank plc	25,000,000
Signature Bank	25,000,000
The Huntington National Bank	25,000,000

Total	$2,000,000,000

Schedule 3.08(b) to

Amended and Restated

First Lien Credit Agreement

Defined Benefit CPP

•	Goodyear Canada Inc. Contributory Pension Plan - Registration number: 0337766.

•	Pension Plan for the Employees of the Valleyfield Plant of Goodyear Canada Inc. Represented by UNIFOR (FTQ) , Local 143 -Registration : Regie des rentes du Quebec 25277 , Canada Revenue Agency 0572958.

•	Pension Plan for the Employees of the Valleyfield Plant of Goodyear Canada Inc. Represented by Steelworkers Union Local 919 – Registration : Regie des rentes du Quebec 25278 . Canada Revenue Agency 0380063.

•	Pension Plan Between Goodyear Canada Inc. Medicine Hat Factory , G.E.L. Warehouse Medicine Hat and The United Steel, Paper, Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union on Behalf of its Local 628 – Registration Number 0364091.

Schedule 3.10(b) to

Amended and Restated

First Lien Credit Agreement

Mortgaged Properties*

Etowah County, Alabama

922 E Meighan Blvd

Gadsden, AL 35903

Etowah County

Shawnee County, Kansas

2000 NW US Highway 24

Topeka, KS 66618

Shawnee County

Caswell County, North Carolina / Unimproved Land

State Road 1503

Dan River Township, NC 27315

Caswell County

Cumberland County, North Carolina

6650 Ramsey St.

Fayetteville, NC 28311

Cumberland County

Comanche County, Oklahoma

1 SW Goodyear Boulevard

Lawton, OK 73505

Comanche County

Pittsylvania County, Virginia

1901 Goodyear Blvd.

Danville, VA 24541

Pittsylvania County

*	Notwithstanding the foregoing, this Schedule 3.10(b) shall not be deemed to include any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards; provided that the Administrative Agent has determined that such building, structure or improvement has an immaterial fair market value.

EXHIBIT A

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

c/o Wholesale Loan Operations

500 Stanton-Christiana Road, OPS2 3rd Floor

Newark, Delaware 19713

Attention: [                                ]

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated First Lien Credit Agreement dated as of April 7, 2016 (as amended, restated or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents party thereto, the Documentation Agents party thereto, the Senior Managing Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

(A)	Aggregate amount of the requested Borrowing[1]:

______________________

(B)	Date of Borrowing (which is a Business
Day):

(C)	Interest rate basis [2]:

(D)	Interest Period [3]:

_________________________

[1]	Not less than $5,000,000 and an integral multiple of $1,000,000 (provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment, or that is required to finance the reimbursement of an LC Disbursement).
[2]	Eurodollar Borrowing or ABR Borrowing.
[3]	If the Borrowing is a Eurodollar Borrowing. Must comply with the definition of “Interest Period” and end not later than the Commitment Termination Date.

(E)	Location and number of Borrower’s account to which proceeds of
Borrowing are to be disbursed:

The Borrower hereby represents and warrants that the conditions specified in [paragraphs (1), (2) and (3) of Section 4.02(a)]4 [Section 4.02(b)]5 of the Credit Agreement are satisfied.

Very truly yours, THE GOODYEAR TIRE & RUBBER COMPANY,

by

Name: Title:

[4]	For any Borrowing (other than a conversion or continuation of an outstanding Borrowing and other than a Borrowing to reimburse an LC Disbursement made pursuant to Section 2.03(e)).
[5]	For any Borrowing to reimburse an LC Disbursement made pursuant to Section 2.03(e).

2

EXHIBIT B

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

c/o Wholesale Loan Operations

500 Stanton-Christiana Road, OPS2 3rd Floor

Newark, Delaware 19713

Attention: [            ]

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated First Lien Credit Agreement dated as of April 7, 2016 (as amended, restated or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents party thereto, the Documentation Agents party thereto, the Senior Managing Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes an Interest Election Request and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies[1]:
____________________________________________

(B)	Principal amount of Borrowing to be converted/continued[2]:
___________________________________________

(C)	Effective date of election (which is a Business Day):
____________________________________________

(D)	Interest rate basis of resulting Borrowing(s)[3]:
____________________________________________

[1]	Specify existing Type and last day of current Interest Period.
[2]	If different options are being elected with respect to different portions of the Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing. Each resulting Borrowing must be not less than $5,000,000 and an integral multiple of $1,000,000, except that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment, or that is required to finance the reimbursement of an LC Disbursement.
[3]	Eurodollar Borrowing or ABR Borrowing.

(E)	Interest Period of resulting Borrowing(s)[4]:
____________________________________________

Very truly yours, THE GOODYEAR TIRE & RUBBER COMPANY,

by

Name: Title:

[4]	If the Borrowing is to be a Eurodollar Borrowing. Must comply with the definition of “Interest Period” and end not later than the Commitment Termination Date.

2

EXHIBIT C

[FORM OF]

PROMISSORY NOTE

$[ ]	New York, New York

[    ], 20—

FOR VALUE RECEIVED, the undersigned, THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation (the “Company”), hereby promises to pay to the order of [            ] (the “Lender”) or its registered assigns, at the office of JPMorgan Chase Bank, N.A. (the “Administrative Agent”) at 383 Madison Avenue, 24th floor, New York, New York 10179, on the Commitment Termination Date (as defined in the Amended and Restated First Lien Credit Agreement dated as of April 7, 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents party thereto, the Documentation Agents party thereto, the Senior Managing Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent), the lesser of (i) the principal sum of [            ] ($[            ]) or (ii) the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement) made to the Company by the Lender pursuant to the Credit Agreement in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement.

The Company promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof that shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Company under this Note.

This Note is given subject to the provisions of the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Credit Documents (as defined in the Credit Agreement). This Note shall be governed by and construed in accordance with the laws of the State of New York.

THE GOODYEAR TIRE & RUBBER COMPANY,

by

Name:
Title:

2

Loans and Payments

Date	Amount and Type of Loan	Maturity Date	Principal	Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

3

EXHIBIT D

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the effective date set forth below (the “Effective Date”) and is entered into by and between the assignor identified below (the “Assignor”) and the assignee identified below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated First Lien Credit Agreement dated as of April 7, 2016 among The Goodyear Tire & Rubber Company, the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents party thereto, the Documentation Agents party thereto, the Senior Managing Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor (including any Letters of Credit and guarantees included therein) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:

Assignee:

            and is an [Affiliate / Approved Fund]1 of [Identify Lender]

Borrower(s):                 The Goodyear Tire & Rubber Company

Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent

            under the Credit Agreement

Assigned Interest:

	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Aggregate Amount of Commitment/ Loans
Commitment/Loans	$	$		%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The Assignee (in the case an Assignee is not a Lender) agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[1]	Select as applicable.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by

Name: Title:

[NAME OF ASSIGNEE], as Assignee,

by

Name: Title:

3

SIGNATURE PAGE TO

THE GOODYEAR TIRE & RUBBER COMPANY

ASSIGNMENT AND ASSUMPTION

[Consented to and]2 Accepted:

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and a Principal Issuing Bank[3],

by

Name: Title:

Consented to:[4] THE GOODYEAR TIRE & RUBBER COMPANY,

by

Name: Title:

[2]	If the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	Add or replace to reflect the Principal Issuing Banks under the Credit Agreement.
[4]	If the consent of the Borrower is required by the terms of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance, or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agents, the Assignor or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of Section 2.14 of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender and (iii) it will not book any Loan or hold any participation in any Letter of Credit or LC Disbursement at an Austrian branch or through an Austrian Affiliate and will comply with Section 9.18 of the Credit Agreement; and (c) appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under the Credit Documents as are delegated to them by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Guarantee and Collateral Agreement. The Assignee, by executing and delivering this Assignment and Assumption, acknowledges receipt of a copy of the Guarantee and Collateral Agreement and approves and agrees to be bound by and to act in accordance with the terms and conditions of the Guarantee and Collateral Agreement and each other Security Document, specifically including (i) the provisions of Article VII of the Guarantee and Collateral Agreement (governing the exercise of remedies under the Security Documents and the distribution of proceeds realized from such exercise), (ii) the provisions of Articles IX and X of the Guarantee and Collateral Agreement (relating to the duties and responsibilities of the Collateral Agent thereunder and providing for the indemnification and the reimbursement of expenses of the Collateral Agent thereunder by the Lenders) and (iii) the provisions of Section 12.13 of the Guarantee and Collateral Agreement (providing for releases of Guarantees of and Collateral securing the Obligations).

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the law of the State of New York.

2

EXHIBIT E

The Goodyear Tire & Rubber Company

Form of Borrowing Base Certificate

For the Period Ended

($ in 000’s)

A.	Available Accounts Receivable (from page 2 of 6)
B.	Total Inventory (from page 3 of 6)
C.	Lower of:
Effective Advance Rate (from page 4 of 6)
Net Orderly Liquidation Value (based on most recent appraisal)
Recovery Rate Allowed
Net Orderly Liquidation Value x Allowed Rate
D.	Available Inventory (B*C)
E.	Eligible Cash amount (from page 5 of 6)
F.	Principal Goodyear Trademarks amount (from page 6 of 6)
G.	Borrowing Base (lines A + D +E + F)
H.	Lower of:
Borrowing Base (line G)
Revolving Credit Commitment
I.	Aggregate Revolving Credit Loans Outstanding
J.	Aggregate amount of Letters of Credit Outstanding
K.	Aggregate Outstanding Credit (lines I + J)
L.	Excess Availability / (overadvance) (line H minus line K)

*	The Borrowing Base Certificate is to be accompanied by documentation outlined in Schedule 1 to Exhibit E

Officer’s Certification:

Pursuant to the [Credit Agreement] dated as of [enter date], the undersigned certifies on behalf of the Borrower that the information provided in this Borrowing Base Certificate is accurate and complete in all material respects.

Signature & Title	Date

The Goodyear Tire & Rubber Company

Form of Borrowing Base Certificate

For the Period Ended

($ in 000’s)

Calculation of available accounts receivable

Retail
	Canada (US$)	Chemical	NA	COWD	Retail Stores	Wingfoot	Total
Total A/R per aging
Less ineligibles:
Unapplied cash
No title
> 60 days past due
Cross age @ 50%
Bankruptcy
Foreign
Government
Security deposits / progress payment
No first lien
Cash in advance
Notes receivable
Non trade
Rent invoices
Bill and hold
Consignment invoices
Progress billing
Affiliated / Intercompany
Disputes/Chargebacks < 60 days
Contra accounts
Extended terms
Cash on delivery
Concentration cap
Credit reclass
Other (per terms of the Credit Agreement)

Total A/R ineligibles
Eligible Accounts Receivables
Less Accounts Receivable Reserves:
Volume rebate reserves
Cash discount reserves
Federal excise taxes reserve
Canadian Priority Payables Reserve (to the extent applicable to Accounts Receivable)
Warranty Reserve

Eligible Accounts Receivables after reserves
Dilution Ratio
Less: Dilution Reserve
Adjusted Eligible Accounts Receivables

Advance rate
Available A/R

The Goodyear Tire & Rubber Company

Form of Borrowing Base Certificate

For the Period Ended

($ in 000’s)

Calculation of available Inventory

Retail
	Chemical	NA	COWD	Retail Stores	Wingfoot	Total
Total Inventory

Total Finished Goods

Less Ineligibles:
Not solely owned by Borrower or Grantor
Located outside the US & Canada
Not at / intransit between Permitted Inventory Locations
In transit / in transit on the water
Not saleable/sold in ordinary course (engineering stores)
No first lien
Consigned inventory at customer location
At or in transit to/from third party processor
Obsolete, unmerchantable, off spec w/out a ready market
Return to vendor
Does not meet governmental standards
Casings (held for retreading of truck tires)
Shipped not billed
Other (per terms of the Credit Agreement)

Total ineligibles
Inventory Reserves
Reserve for damaged inventory
Favorable variance reserve
Intracompany/Intercompany profit reserve
Lower of cost or market reserve

Total Inventory Reserves
Additional Inventory Reserves
Slow moving inventory reserve
Private label inventory reserve
Freight, duties, insurance reserve
Shrink reserve
Other reserves (per terms of Credit Agreement)

Total Additional Inventory Reserves
Adjusted Eligible Finished Goods

Advance rate
Available finished goods

The Goodyear Tire & Rubber Company

Form of Borrowing Base Certificate

For the Period Ended

($ in 000’s)

Calculation of available Inventory (continued)

Retail
	Chemical	NA	COWD	Retail Stores	Wingfoot	Total
Total Raw Materials & Work In Process
Less Ineligibles:
Not solely owned by Borrower or Grantor
Located outside the US & Canada
Not at / in transit between Permitted Inventory Locations
In transit / in transit on the water
Not saleable/sold in ordinary course (engineering stores)
No first lien
Consigned inventory at customer location
At or in transit to/from third party processor
Obsolete, unmerchantable, off spec w/out a ready market
Return to vendor
Does not meet governmental standards
Casings (held for retreading of truck tires)
Shipped not billed
Reserve for freight, duties, and insurance—held at dock
Other (per terms of the Credit Agreement)
Total Ineligibles

Eligible Raw Materials
Advance Rate
Available raw materials

Available finished goods and raw materials

Less: Rent Reserve (3 MOS.)
Priority Payables Reserve
Canadian Priority Payables Reserve (to the extent applicable to Inventory)

Inventory Advance Amount

Effective Advance Rate (Inventory Advance Amount / Total Inventory

The Goodyear Tire & Rubber Company

Form of Borrowing Base Certificate

For the Period Ended

($ in 000’s)

Calculation of Eligible Cash amount

Lower of
(i) Eligible Cash minus Canadian Payables Reserve (to the extent applicable to Eligible Cash); and

(ii) $200,000,000

Eligible Cash

The Goodyear Tire & Rubber Company

Form of Borrowing Base Certificate

For the Period Ended

($ in 000’s)

Calculation of Principal Goodyear Trademarks amount

A.	Appraisal Value

Appraised net orderly liquidation value of Principal Goodyear Trademarks

B.	Applicable Appraisal Value

50% of Appraisal Value (line A)

C.	Trademark Component

Applicable Appraisal Value (line B), or $300,000,000 (if un-appraised)

D.	Total Borrowing Base (including Trademark Component (line C) and excluding Eligible Cash amount)

E.	Trademark Percentage Limit

25% of Total Borrowing Base (line D)

F.	Principal Goodyear Trademarks amount

Lower of

Trademark Component (line C)

Trademark Percentage Limit (line E)

Principal Goodyear Trademarks amount (line F):

Schedule 1

to Exhibit E

The Goodyear Tire & Rubber Company

Collateral Monitoring Reporting Requirements

Documents to be Submitted to the Bank

The Borrowing Base Certificate (as outlined in Exhibit E) is to be submitted on a monthly basis by the 15th calendar day subsequent to month end (for Accounts Receivable, Inventory and Other as noted below), with all information and documents under “Accounts Receivable” below due within two days thereafter. The Accounts Receivable information shall be provided for the following divisions: Canada, North America, Retail and Wingfoot unless otherwise noted or requested by the Agent. The Inventory information shall be provided for the following divisions unless otherwise noted or requested by the Agent: North America, Retail and Wingfoot. All other information shall be provided on a consolidated basis for Goodyear North America and Canada.

•	Borrowing Base Certificate as outlined in Exhibit E

•	Accounts Receivable:

1) A monthly rollforward of the A/R aging. The monthly rollforward should separately identify beginning of the month A/R aging balance, gross billings, cash receipts, credit memos and other adjustments issued (recorded directly to the aging), write-offs, other debit and credit adjustments (if significant, please provide explanation), end of month A/R aging balance and should be supported by the following system generated information:

•	Summary totals of A/R aging.

•	Total amount of invoices/sales.

•	Total amount of cash receipts.

•	Total amount of credits and adjustments (should include credit memos issued, write-offs, returns, discounts and other credit adjustments).

2) Terms, addresses, credit ratings and aging of top 10 customer accounts receivable balances per the most recent aging.

3) Accounts receivable aging, consolidated and for each subsidiary.

4) Reconciliations of A/R aging report to the general ledger and financial statements.

5) Supporting documentation (system generated extract report where applicable) for the A/R ineligibles as per the Credit Agreement and Borrowing Base Certificate as follows:

Unapplied cash	Consignment invoices
No title	Progress billing
> 60 days past due	Affiliated / Intercompany
Cross age @ 50%	Disputes/Chargebacks
Bankruptcy	Contra accounts
Foreign	Extended terms
Government	Cash on delivery
Security deposits / progress payment	Concentration cap
No first lien	Credit reclass
Cash in advance	Volume rebate reserves
Notes receivable	Cash discount reserves
Non trade	Federal excise taxes reserve
Rent invoices	Warranty Reserve
Bill and hold	Dilution Reserve

The Goodyear Tire & Rubber Company

Collateral Monitoring Reporting Requirements

Documents to be Submitted to the Bank

•	Inventory:

1)	Summary of inventory by component (i.e., raw materials, finished goods), product group and location.

2)	Summarized inventory perpetual reports.

3)	Gross margin and turnover by product group and location.

4)	Supporting documentation (system generated extract report where applicable) for all Inventory ineligibles as per the Credit Agreement and Borrowing Base Certificate as follows:

Not solely owned by Borrower or Grantor	Shipped not billed
Located outside the US & Canada	Reserve for damaged inventory
Not at / intransit between Permitted Inventory Locations	Favorable variance reserve
In transit / in transit on the water	Intracompany/Intercompany profit reserve
Not saleable/sold in ordinary course (engineering stores, supplies, packaging, etc)	Lower of cost or market reserve
No first lien	Slow moving inventory reserve
Consigned inventory at customer location	Private label inventory reserve
At or in transit to/from third party processor	Freight, duties, insurance reserve
Obsolete, unmerchantable, off spec w/out a ready market	Shrink reserve
Return to vendor	Rent Reserve (3 MOS.)
Does not meet governmental standards	Priority Payables Reserve
Casings (held for retreading of truck tires)	Canadian Priority Payables Reserve

5)	Reconciliation of perpetual inventory reports to general ledger and financial statements.

•	Other:
1)	Consolidated accounts payable balance.

2)	Top five aged vendor payable balances.

3)	Cash, Cash Equivalents, and Facility Liquidity Schedule.

Submit to:	Robert Wilt JP Morgan Chase 383 Madison Ave, 27th Floor New York, NY 10179

with a copy to IB ABL Portfolio Management Group at ib.cbc@jpmorgan.com

2

ANNEX I

CERTIFICATE OF FINANCIAL OFFICER

TO THE BORROWING BASE CERTIFICATE

Reference is made to the Amended and Restated First Lien Credit Agreement dated as of April 7, 2016 (as amended, restated or modified and in effect on the date hereof, the “Credit Agreement”), among The Goodyear Tire & Rubber Company (the “Borrower”), the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents party thereto, the Documentation Agents party thereto, the Senior Managing Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes the certificate of Financial Officer required to be delivered pursuant to Section 5.09(b) of the Credit Agreement at the time of delivery of a Borrowing Base Certificate.

The undersigned, a Financial Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party that as of the date hereof, to the best of such officer’s knowledge:

(i)	the aggregate cash and cash equivalents of the Borrower and its
Subsidiaries held in the United States is:
,

(ii)	the aggregate cash and cash equivalents of the Borrower and its
Subsidiaries held other than in the United States is:
,

(iii)	for each of the Credit Agreement and the European Facilities
Agreement, the undrawn amount available to be drawn thereunder is:
and , respectively,

(iv)	the aggregate accounts payable position of the Borrower and the
Domestic Subsidiaries is:
, and

(v)	Available Cash is:
.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Financial Officer’s Certificate on this          day of                         , 20    .

Name: Title:

2

EXHIBIT F

FORM OF RESTATEMENT DATE

PERFECTION CERTIFICATE

Reference is made to (i) the Amended and Restated First Lien Credit Agreement, dated as of April 7, 2016 (the “Credit Agreement”), among The Goodyear Tire & Rubber Company (the “Borrower”), the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents and Documentation Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and (ii) the Reaffirmation Agreement, dated as of April 7, 2016 (the “Reaffirmation Agreement”), among the Borrower, the Subsidiaries of the Borrower named therein and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or Guarantee and Collateral Agreement, as applicable.

The undersigned, a Financial Officer and a legal officer, respectively, of the Borrower, hereby certifies to the Collateral Agent and each other Secured Party, as follows:

1. Names. (a) Set forth below is the exact legal name of (i) each Domestic Subsidiary and each other North American Subsidiary, in each case other than any Subsidiary that (A) is an Excluded Subsidiary, (B) is a Consent Subsidiary, or (C) has consolidated assets not greater than $10,000,000 as of December 31, 2015, or, if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement, and (ii) any other Grantor:

Domestic Subsidiaries

[                          ]

Other North American Subsidiaries

[                          ]

(b) Set forth below is the exact legal name of each Domestic Subsidiary and each other North American Subsidiary, in each case that (i) has consolidated assets not greater than $10,000,000, as of December 31, 2015, or, if later, as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement, and (ii) is not a Consent Subsidiary or an Excluded Subsidiary:

[                          ]

(c) Schedule 1 hereto sets forth the legal name of each Consent Subsidiary.

(d) Set forth below is each legal name (other than the one provided in Section 1) that each Grantor has had in the five years preceding the Restatement Date, together with the date of the relevant change:

[                          ]

(e) The following is a list of all other names (including trade names or similar appellations) used by each Grantor in connection with the conduct of its business or the ownership of its properties at any time during the five years preceding the Restatement Date:

Grantor	Other Names

(f) Set forth below is the organizational identification number, if any, as of the date hereof, issued by the jurisdiction of formation of each Grantor that is a registered organization:

Grantor	Jurisdiction	Organizational Identification Number

2

(g) Set forth below is the US Federal Taxpayer Identification Number of each Grantor as of the date hereof:

Grantor	Federal Taxpayer Identification Number

2. Current Locations. (a) The chief executive office of each Grantor as of the date hereof is located at the address set forth opposite its name below:

Grantor	Mailing Address	County

3

(b) The assets of each Grantor located in Canada as of the date hereof are located in the provinces and territories set forth opposite its name below, where applicable:

Grantor	Provinces/Territories

3. Stock Ownership and other Equity Interests. Schedule 3A hereto is a true and correct list of all the Equity Interests in Subsidiaries (other than Equity Interests in Excluded Equity Interests) owned by any Grantor as of the date hereof and required to be pledged under the Guarantee and Collateral Agreement and the record and beneficial owners of such Equity Interests. Schedule 3B hereto is a true and correct list of all Excluded Equity Interests owned by any Grantor as of the date hereof.

4. Debt Instruments. Schedule 4 hereto is a true and correct list of all Instruments constituting Article 9 Collateral as of the date hereof and representing Indebtedness in excess of $3,000,000.

5. US Intellectual Property. Schedule 5(A) hereto sets forth information sufficient for filing in proper form with the United States Patent and Trademark Office with respect to all of the Material Intellectual Property of each Grantor (other than Goodyear Canada, Inc.) consisting of US Patents and US Trademarks, including the name of the registered or beneficial owner, the registration or patent number, and the registration date or date granted for each such Patent and Trademark owned by any such Grantor. Schedule 5(B) hereto sets forth information sufficient for filing in proper form with the United States Copyright Office with respect to all of each Grantor’s Material Intellectual Property consisting of Copyrights, including the name of the registered owner, the registration number and the registration date of each Copyright owned by any such Grantor.

4

6. Canadian Intellectual Property. Schedule 6 hereto sets forth information sufficient for filing in proper form with the Canadian Intellectual Property Office with respect to all of the Material Intellectual Property of each Grantor consisting of Canadian Trademarks, including the name of the registered or beneficial owner, the registration number and the registration date or date granted for each such Canadian Trademark owned by any such Grantor.

7. Deposit Accounts. Schedule 7 hereto is a true and correct list of all Deposit Accounts that constitute Collateral as of the date hereof and are maintained by each Grantor, including the name of the depositary institution, the type of account and the account number (with each Deposit Account which is not part of the Lockbox System indicated by an “N/A”).

8. Security Accounts. Schedule 8 hereto is a true and correct list of all securities accounts that constitute Collateral as of the date hereof and are maintained by each Grantor, including the name of the financial institution holding the securities account (including a securities intermediary), the type of account and the account number.

9. Aircraft. Schedule 9 hereto is a true and correct list of all Aircraft owned by any Grantor as of the date hereof and information sufficient to permit the Collateral Agent to file notices of its security interests in such Aircraft with the Federal Aviation Administration, including the model number, the tail number, the name, the serial number and the location of such Aircraft.

5

IN WITNESS WHEREOF, the undersigned have duly executed this perfection certificate on this              day of             ,             .

THE GOODYEAR TIRE & RUBBER COMPANY,

by

Name:
Title:

by

Name:
Title:

6

SCHEDULE 1

Consent Subsidiaries

SCHEDULE 3A

Pledged Equity Interests

SCHEDULE 3B

Excluded Equity Interests

SCHEDULE 4

Debt Instruments

SCHEDULE 5A

Material US Patents and Trademarks

SCHEDULE 5B

Material US Copyrights

SCHEDULE 6

Material Canadian Trademarks

SCHEDULE 7

Deposit Accounts

SCHEDULE 8

Security Accounts

SCHEDULE 9

Aircraft

EXHIBIT G

FORM OF REAFFIRMATION AGREEMENT

REAFFIRMATION AGREEMENT dated as of April 7, 2016 (this “Agreement”), among THE GOODYEAR TIRE & RUBBER COMPANY (“Goodyear”), the Subsidiaries of THE GOODYEAR TIRE & RUBBER COMPANY identified as Grantors and Guarantors under the Reaffirmed Documents (as defined below) (the Grantors and Goodyear, collectively, the “Reaffirming Parties”) and JPMORGAN CHASE BANK, N.A. as Administrative Agent and Collateral Agent under the Restated Credit Agreement referred to below.

Goodyear has requested that the Amended and Restated First Lien Credit Agreement dated as of April 19, 2012, among Goodyear, the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents and Documentation Agents party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Credit Agreement”), be amended and restated as of the date hereof (the “Restatement Date”) among Goodyear, the Lenders party thereto, the Issuing Banks party thereto, the Syndication Agents and Documentation Agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Restated Credit Agreement). The “Reaffirmed Documents” as used herein shall mean the Security Documents other than (i) the Guarantee and Collateral Agreement and (ii) the Canadian First Lien Guarantee and Collateral Agreement dated as of April 8, 2005, as amended and restated as of the date hereof, among Goodyear Canada Inc., Wingfoot Mold Leasing Company and JPMorgan Chase Bank, N.A., as Collateral Agent (the “Canadian GCA”). Capitalized terms used but not defined herein have the meanings given them by the Restated Credit Agreement.

Each of the Reaffirming Parties is party to one or more of the Reaffirmed Documents, and each Reaffirming Party expects to realize, or has realized, substantial direct and indirect benefits as a result of the Restated Credit Agreement becoming effective and the consummation of the transactions contemplated thereby. The execution and delivery of this Agreement is a condition precedent to the effectiveness of the Restated Credit Agreement and the consummation of the transactions contemplated thereby.

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

SECTION 1. Reaffirmation. (a) Each of the Reaffirming Parties confirms that (i) the security interests granted by it under the Reaffirmed Documents and in existence immediately prior to the Restatement Date shall continue in full force and effect on the terms of the respective Reaffirmed Documents and (ii) on the Restatement Date the Obligations under the Restated Credit Agreement shall constitute “secured obligations” (however defined) under the Reaffirmed Documents (subject to any limitations set forth in any Reaffirmed Document). Each party hereto confirms that the intention of the parties is that each Reaffirmed Document shall not terminate on the Restatement Date and shall continue in full force and effect as amended or amended and restated in connection with the transactions contemplated by the Restated Credit Agreement.

1

(b) On and after the Restatement Date, the term “Credit Agreement”, as used in the Reaffirmed Documents, shall mean the Restated Credit Agreement.

SECTION 2. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 4. Expenses. Goodyear agrees to reimburse the Administrative Agent and the Collateral Agent for all reasonable out-of-pocket expenses incurred by it in connection with this Agreement, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP and other counsel for the Administrative Agent and the Collateral Agent.

SECTION 5. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 6. No Novation. Neither this Agreement nor the execution, delivery or effectiveness of the Restated Credit Agreement shall extinguish the obligations for the payment of money outstanding under the Restated Credit Agreement or the Credit Agreement or discharge or release the Lien or priority of any Reaffirmed Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Restated Credit Agreement or the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement, the Restated Credit Agreement or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower or any Guarantor or any Grantor under any Reaffirmed Document from any of its obligations and liabilities under the Restated Credit Agreement or the Reaffirmed Documents. Each of the Restated Credit Agreement and the Reaffirmed Documents shall remain in full force and effect, until (as applicable) and except to any extent modified hereby or by the Restated Credit Agreement or in connection herewith and therewith.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GOODYEAR TIRE & RUBBER COMPANY,

by

Name: Peter R. Rapin
Title: Vice President and Treasurer

THE GOODYEAR TIRE & RUBBER COMPANY

FIRST LIEN REAFFIRMATION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent,

by

Name: Robert P. Kellas
Title: Executive Director

THE GOODYEAR TIRE & RUBBER COMPANY

FIRST LIEN REAFFIRMATION AGREEMENT

GRANTORS AND GUARANTORS

CELERON CORPORATION,

by

Name: Peter R. Rapin
Title: Vice President and Treasurer

DIVESTED COMPANIES HOLDING COMPANY,

by

Name: Steven M. Wilton
Title: Vice President, Treasurer and Secretary

by

Name: Randall M. Loyd
Title: Vice President and Assistant Secretary

DIVESTED LITCHFIELD PARK PROPERTIES, INC.,

by

Name: Steven M. Wilton
Title: Vice President, Treasurer and Secretary

by

Name: Randall M. Loyd
Title: Vice President and Assistant Secretary

THE GOODYEAR TIRE & RUBBER COMPANY

FIRST LIEN REAFFIRMATION AGREEMENT

GOODYEAR EXPORT INC.,

by

Name: Peter R. Rapin
Title: Vice President and Treasurer

GOODYEAR FARMS, INC.,

by

Name: Peter R. Rapin
Title: Vice President and Treasurer

GOODYEAR INTERNATIONAL CORPORATION,

by

Name: Peter R. Rapin
Title: Vice President and Treasurer

GOODYEAR WESTERN HEMISPHERE CORPORATION,

by

Name: Peter R. Rapin
Title: Vice President and Treasurer

THE GOODYEAR TIRE & RUBBER COMPANY

FIRST LIEN REAFFIRMATION AGREEMENT

T&WA, INC.,

by

Name: Peter R. Rapin
Title: Treasurer

WINGFOOT COMMERCIAL TIRE SYSTEMS, LLC,

by

Name: Peter R. Rapin
Title: Vice President and Treasurer

GOODYEAR CANADA INC.,

by

Name: Caroline Pajot
Title: President

by

Name: Robin Hunter
Title: Secretary

THE GOODYEAR TIRE & RUBBER COMPANY

FIRST LIEN REAFFIRMATION AGREEMENT

WINGFOOT MOLD LEASING COMPANY,

by

Name: Caroline Pajot
Title: Vice President

by

Name: Paul Braczek
Title: Secretary

THE GOODYEAR TIRE & RUBBER COMPANY

FIRST LIEN REAFFIRMATION AGREEMENT